Exhibit 10.8

RISK SERVICES AGREEMENT

BETWEEN

Sociedade Nacional de Combustíveis de Angola

- Empresa Pública (Sonangol, E.P.)

and

CIE Angola Block 21 Ltd.

and

Sonangol Pesquisa e Produção, S.A.

and

Nazaki Oil and Gáz, S.A.

and

Alper Oil, Lda

in the

Area of Block 21/09

THIS AGREEMENT IS ENTERED INTO BETWEEN:

on the one part:

Sociedade Nacional de Combustíveis de Angola - Empresa Pública (Sonangol, E.P.), hereinafter referred to as “Sonangol”, a company with headquarters in Luanda, Republic of Angola, created in accordance with Decree n°. 52/76, of 9 June 1976;

and, on the other part:

CIE Angola Block 21 Ltd., a company organized and existing under the laws of Cayman Islands, hereinafter referred to as “Cobalt’, with offices and legal representatives in Luanda, Republic of Angola; and

Sonangol Pesquisa e Produção, S.A., hereinafter referred to as “Sonangol P&P”, a company with headquarters in Luanda, Republic of Angola, created in accordance with Resolution 4/91, of 6 December 1991, from the Standing Committee of the Council of Ministers;

Nazaki Oil and Gáz, S.A., a company organized and existing under the laws of Angola, hereinafter referred to as “Nazaki”, with offices and legal representatives in Luanda, Republic of Angola; and

Alper Oil, Lda, a company organized and existing under the laws of Angola, hereinafter referred to as “Alper”, with offices and legal representatives in Luanda, Republic of Angola.

Recitals

WHEREAS, through the Concession Decree-Law No 14/09, of June 11, the Government of the Republic of Angola, in accordance with the Petroleum Activities Law (Law Nr. 10/04, of November 12), has granted Sonangol an exclusive concession for the exercise of the mining rights for Exploration, Development and Production of liquid and gaseous hydrocarbons in the concession area of Block. 21/09;

WHEREAS, under Concession Decree-Law No 14/09 of June 11, the Government has authorized Sonangol to enter into a Risk Services Agreement for Block 21/09;

WHEREAS, Sonangol, with a view to carrying out the Petroleum Operations necessary to duly exercise such rights and in compliance with the obligations deriving from Concession Decree-Law, wishes to sign a Risk Services Agreement with Contractor;

WHEREAS, the Government, through the Decree No 4/10 of January 21, pursuant Article 45.1 (a) of the Petroleum Activities Tax Law, established the production allowance for the Block;

WHEREAS, Sonangol, on the one hand, and Contractor, on the other hand, have agreed that this Agreement is the Risk Services Agreement mentioned above and will regulate their mutual rights and obligations in the execution of said Petroleum Operations.

NOW, therefore, Sonangol, on the one hand, and Contractor on the other hand, agree as follows:

Article 1

(Definitions)

For the purposes of this Agreement, and unless otherwise expressly stated in the text, the words and expressions used herein shall have the following meaning, it being understood that reference to the singular includes reference to the plural and vice versa:

1.                                       “Affiliate” means:

(a)                                  a company or any other entity in which any of the Parties holds, either directly or indirectly. the absolute majority of the votes in the shareholders’ meeting or is the holder of more than fifty percent (50%) of the rights and interests which confer the power of management of that company or entity, or has the power of management and control over such company or entity; or

(b)                                 a company or any other entity which directly or indirectly holds the absolute majority of votes at the shareholders’ meeting or equivalent corporate body of any of the Parties or holds the power of management and control over any of the Parties; or

(c)                                  a company or any other entity in which either the absolute majority of votes in the respective shareholders’ meeting or the rights and interests which confer the power of management of said company or entity are, either directly or indirectly, held by a company or any other entity which directly or indirectly holds the absolute majority of votes at the shareholders’ meeting or equivalent corporate body of any of the Parties or holds the power of management and control over any of the Parties.

2.                                       “Agreement” or “the Agreement” means this Risk Services Agreement executed between Sonangol and Contractor, including its Annexes.

3.                                       “Angola” means the Republic of Angola.

4.                                       “Angolan Training Decree” means Decree n°. 17/09, of June 26, regarding the training of Angolan nationals by foreign corporations.

5.                                       “Appraisal” means the activity carried out after the discovery of a Petroleum deposit to better define the parameters of the deposit and determine its commerciality, including namely:

(a)                                  drilling of Appraisal Wells and running depth tests;

(b)                                 collecting special geological samples and reservoirfluids;

(c)                                  running supplementary studies and acquisition of geophysical and other data, as well as the processing of same data.

6.                                       “Appraisal Well” means a Well drilled following a Commercial Well to delineate the physical extent of the accumulation penetrated by such Commercial Well, and to estimate the accumulation reserves and probable Production rates.

7.                                       “Approved Work Plan and Budget” means either the Exploration Work Plan and Budget or the Development and Production Work Plan and Budget transmitted to Sonangol under Article 30.12, or approved by the Operating Committee under Article 30.11, as relevant.

8.                                       “Associated Natural Gas” means Natural Gas which exists in a reservoir in solution with Crude Oil and includes what is commonly known as gas cap gas which overlies and is in contact with Crude Oil

9.                                       “Barrel” means the unit of measure for liquids corresponding to forty-two (42) United States gallons of Crude Oil, net of basic sediment and water and corrected to a temperature of sixty degrees Fahrenheit (60°F).

10.                                 “Commercial Discovery” means the discovery of a Petroleum deposit judged by Contractor to be worth developing in accordance with the provisions of the Agreement.

11.                                 “Commercial Well” means the first Well on any geological structure which after testing in accordance with sound and accepted industry Production practices, and verified by Sonangol, is found through analysis of test results to be capable of producing, from a single reservoir not less than an average rate of five (5) thousand Barrels of Crude Oil per day.

Contractor shall have the right to request to Sonangol that a Well which is within the aforesaid criteria is not to be deemed a Commercial Well. To exercise this right, Contractor shall timely provide Sonangol information which would evidence that in the particular circumstances of such Well the same should not be deemed a Commercial Well.

Among other factors, consideration shall be given to porosity, permeability, reservoir pressure, Crude Oil saturation and the reservoir recoverable reserves.

Contractor has the option to declare a Well a Commercial Well at a producing rate below that one set forth above where Contractor is of the opinion that the accumulation may produce sufficient Crude Oil to recover the costs and make a reasonable return.

12.                                 “Concession Decree-Law” means Decree-Law n° 14/09 of June 11, approved by the Council of Ministers as it was published in the Diário de República of Angola n° 107, I Series, of June 11, 2009.

13.                                 “Contract Area” means on the Effective Date the area described in Annex A and shown on the map in Annex B, and thereafter the whole or any part of such area in respect of which Contractor continues to have rights and obligations under this Agreement.

14.                                 “Contract Year” means the period, and successive periods, of twelve (12) consecutive Months according to the Gregorian Calendar beginning on the Effective Date of this Agreement.

15.                                 “Contractor” means Cobalt, Nazaki, Sonangol P&P and Alper and their possible assignees under Article 37, designated collectively except as otherwise provided herein. The participating interests of the entities constituting Contractor on the Effective Date are:

1.	CIE Angola Block 21 Ltd:	40%

2.	Nazaki:	30%

3.	Sonangol P&P	20%

4.	Alper	10%

16.                                 “Crude Oil” means a mixture of liquid hydrocarbons produced from the Contract Area which is in a liquid state at the wellhead or in the separator under normal conditions of pressure and temperature, including distillates and condensates, as well as liquids extracted from the Natural Gas.

17.                                 “Customs Duties” means all charges, contributions or fees established in the respective customs tariffs schedules which are applicable to merchandise imported or exported through customs, including those levied in accordance with the Petroleum Activities Customs Law.

18.                                 “Development” means the activity carried out in a Development Area after the declaration of a Commercial Discovery. 8aid activity shall include, but not be limited to:

(a)                                  geophysical, geological and reservoir studies and surveys;

(b)                                 drilling of producing and injection Wells;

(c)                                  design, construction, installation, connection and initial testing of equipment, pipelines, systems, facilities, plants, and related activities necessary to produce and operate said Wells, to take, save, treat, handle, store, transport and deliver Petroleum, and to undertake repressuring, recycling and other secondary or tertiary recovery projects.

19.                                 “Development Area” means the extent of the whole area, within the Contract Area, capable of production from the deposit or deposits identified in a Commercial Discovery and defined by agreement between Sonangol and Contractor after said Commercial Discovery.

20.                                 “Development Well” means a Well drilled for the purpose of producing or enhancing Production of Petroleum from a Commercial Discovery, and includes the Appraisal Wells which have been completed as production or injection Wells.

21.                                 “Effective Date” means the first day of the Month following the Month in which this Agreement is signed by Sonangol and Contractor.

22.                                 “Exploration” shall include, but not be limited to, namely, such geological, geochemical and geophysical surveys and studies, aerial surveys and others as may be included in Approved Work Plans and Budget, and the drilling of such shot holes, core holes, stratigraphic tests, Wells for the discovery of Petroleum, and other related holes and Wells including

Appraisal Wells which have not been completed as production or injection Wells.

23.                                 “Exploration Period” means the period defined in Article 6.

24.                                 “Exploration Well” means a Well drilled for the purpose of discovering Petroleum, including  Appraisal Wells to the extent permitted by Article 16.

25.                                 “Fiscal Year” means a period of twelve (12) consecutive Months according to the Gregorian Calendar which coincides with the Civil Year and relative to which the presentation of fiscal declarations is required under the fiscal or commercial laws of Angola.

26.                                 “Force Majeure” means the concept defined in Article 41 of this Agreement.

27.                                 “General Development and Production Plan” has the meaning attributed to it in Article 17.

28.                                 “Government” means the Government of the Republic of Angola.

29.                                 “Initial Exploration Phase” means the period of five (5) Contract Years commencing on the Effective Date of the Agreement, as defined in Article 6.

30.                                 “Joint Account” means the set of accounts kept by Operator to record all receipts, expenditures and other operations which, under the terms of the Agreement, shall be shared between the entities constituting Contractor in proportion to their participating interests.

31.                                 “Law” means the legislation in force in the Republic of Angola.

32.                                 “Lifting Schedule” means the planned program of Crude Oil liftings by each Party approved by the Operating Committee.

33.                                 “Market Price” means the price determined for the valuation of the Crude Oil produced from the Contract Area as established in accordance with Article 6 of the Petroleum Activities Tax Law.

34.                                 “Month” means a calendar month pursuant to the Gregorian Calendar.

35.                                 “National Concessionaire” means Sonangol as the titleholder of the mining rights of Exploration, Development and Production of liquid and gaseous hydrocarbons in the Contract Area.

36.                                 “Natural Gas” means any hydrocarbons produced from the Contract Area which at a pressure of 14.7 psi and a temperature of sixty degrees Fahrenheit (60° F) are in a gaseous state at the wellhead, and includes both Associated and Non-Associated Natural Gas, and all of its constituent elements produced from any Well in the Contract Area and all non-hydrocarbon substances therein. Such term shall include residue gas.

37.                                 “Non-Associated Natural Gas” means that part of Natural Gas which is not Associated Natural Gas.

38.                                 “Operating Committee” means the entity referred to in Article 30.

39.                                 “Operator” is the entity referred to in Article 8.

40.                                 “Optional Exploration Phase” means the additional period of three (3) Contract Years after the Initial Exploration Phase pursuant to Article 6.

41.                                 “Parties” means Sonangol and Contractor.

42.                                 “Party” means either Sonangol or Contractor as Parties to this Agreement.

43.                                 “Petroleum” means Crude Oil, Natural Gas and all other hydrocarbon substances that may be found in and extracted, or otherwise obtained and saved from the Contract Area.

44.                                 “Petroleum Activities Law” means Law n°. 10/04, of 12 November 2004.

45.                                 “Petroleum Activities Customs Law” means Law n°. 11/04, of 12 November 2004.

46.                                 “Petroleum Activities Insurance Decree” means Decree n°. 39/01, of 22 June 2001.

47.                                 “Petroleum Activities Tax Law” means Law n°. 13/04, of 24 December 2004.

48.                                 “Petroleum Operations” means the activities of Exploration, Appraisal, Development and Production which constitute the object of the Agreement.

49.                                 “Petroleum Operations Procedures Document” is the document referred to in Article 9.

50.                                 “Phase” means the Initial Exploration Phase or the Optional Exploration Phase, as the case may be.

51.                                 “Production” means the set of activities intended to Petroleum extraction, including, but not be limited to, the running, servicing, maintenance and repair of completed wells and of the equipment, pipelines, systems, facilities and plants completed during development, including all activities related to planning, scheduling, controlling, measuring, testing and carrying out the flow, gathering, treating, storing and dispatching of Petroleum from the underground Petroleum reservoirs to the designated exporting or lifting location, as well as operations for abandonment of facilities and Petroleum deposits and related activities.

52.                                 “Production Period” means the period defined in Article 7.

53.                                 “Production Plan” means the planned profile of Crude Oil output in Barrels per day approved by the Operating Committee in conjunction with the Development and Production Work Plan and Budget for each Development Area, according to Article 18.

54.                                 “Quarter” means a period of three (3) consecutive Months starting with the first day of January, April, July or October of each Civil Year.

55.                                 “Serious Fault” shall mean inadequate performance by the Operator that substantially violates the technical rules generally accepted in the international petroleum industry and/or the obligations under this Agreement and the Law.

56.                                 “Sonangol” is Sociedade Nacional de Combustíveis de Angola, Empresa Pública (Sonangol, E.P.), an Angolan State Company.

57.                                 “State” means the State of the Republic of Angola.

58.                                 ‘Well” means a hole drilled into the earth for the purpose of locating, evaluating, producing or enhancing production of Petroleum.

59.                                 “Work Plan and Budget” means either an Exploration Work Plan and Budget or a Development and Production Work Plan and Budget.

60.                                 “Year” or “Civil Year” means a period of twelve (12) consecutive Months according to the Gregorian Calendar beginning on January 1 and ending on December 31.

Article 2

(Annexes to the Agreement)

1.                                       The present Agreement is complemented by the following Annexes which form an integral part of it:

(a)                                  Annex A - Description of the Contract Area;

(b)                                 Annex B - Map of the Contract Area;

(c)                                  Annex C - Accounting and Financial Procedures;

(d)                                 Annex D - Corporate Guarantee; and

(e)                                  Annex E - Financial Guarantee.

2.                                       In the event of discrepancy between the content or the form of Annexes A and B referred to in paragraph 1, Annex A shall prevail.

3.                                       In the event of discrepancy between the content or the form of the Annexes referred to in paragraph 1 and the Agreement, the provisions of the Agreement shall prevail.

Article 3

(Object of the Agreement)

1.                                       The object of this Agreement is the definition, in accordance with Law Nr. 10/04, of November 12, and other applicable legislation, of the contractual relationship in the form of the Risk Services Agreement between Sonangol and Contractor for carrying out the Petroleum Operations.

2.                                       The Parties specifically acknowledge that the terms of this Agreement represent their sale and express intent, to the exclusion of any other intent.

Article 4

(Nature of the relationship between the Parties)

This Agreement shall not be construed as creating between the Parties any entity with a separate juridical personality, or a corporation, or a civil society, a joint venture or partnership (“conta em participarção”).

Article 5

(Duration of the Agreement)

1.                                       This Agreement shall continue to be in force until the end of the last Production Period or, in case there is no Production Period in the Contract Area, until the end of the Exploration Period, unless prior to that date anything occurs that in the terms of the Law or the applicable provisions of the Agreement constitutes cause for its termination or for termination of the concession.

2.                                       The extension of the Exploration or Production Periods referred to in the preceding paragraph beyond the terms provided for in Article 6 and Article 7 respectively shall be submitted by Sonangol to the Government under Article 12 of the Petroleum Activities Law.

3.                                       At the end of the Exploration Period, Contractor shall terminate its activities in all areas within the Contract Area which are not at such time part of a Development Area(s); and, except as otherwise provided herein, from that time this Agreement shall no longer have any application to any portion of the Contract Area not then part of a Development Area.

Article 6

(Exploration Period)

1.                                       Pursuant to the Concession Decree-Law, an Initial Exploration Phase of five (5) Contract Years shall start from the Effective Date. One (1) successive extension of three (3) Contract Years (the Optional Exploration Phase) may follow the Initial Exploration Phase, provided that Contractor notifies Sonangol in writing of such extension, at least thirty (30) days before the end of the Initial Exploration Phase, and if, unless otherwise agreed by Sonangol, Contractor has fulfilled its obligations in respect of such Phase.

2.                                       The Agreement shall be terminated if no Commercial Discovery has been made in the Contract Area by the end of the Initial Exploration Phase or the Optional Exploration Phase, should that be the case. However, the Exploration Period may be extended for six (6) Months for the completion of drilling and testing of any Well actually being drilled or tested at the end of the fourth (4th) and/or seventh (7th) Contract Year, as the case may be.

3.                                       Should any of the said Wells be a Commercial Well, Contractor shall be given sufficient time, as mutually agreed, not exceeding twelve (12) Months, or such longer period as agreed by Sonangol, following the completion of drilling and testing of the Commercial Well to do Appraisal work. Should this work result in a Commercial Discovery then a Development Area shall be granted pursuant to Article 7.

4.                                       In the event Contractor fails to complete all Exploration Wells foreseen in Article 14 during the Initial Exploration Phase, Contractor shall elect one of the following options:

(a)                                  Complete the remaining Exploration Well(s) in a six (6) Month extension of the Initial Exploration Phase and forego the option to enter into the Optional Exploration Phase;

(b)                                 Decide to enter into the Optional Exploration Phase being, however, required to complete the Wells related to the Initial Exploration Phase and to drill the Wells related to the Optional Exploration Phase.

5.                                       Operations for the sole account of Sonangol conducted under Article 29 hereof shall not extend the Exploration Period nor affect the term of the Agreement, it being understood that:

(a)                                  to the extent that such operations do not conflict with Contractor’s obligations or obstruct, interfere with or delay any Petroleum Operations or any existing work plans (including any Approved Work Plan and Budget), Contractor shall complete any work undertaken at Sonangol’s sole risk and expense even though the Exploration Period may have expired;

(b)                                 Contractor’s completion of the works referred to in the previous subparagraph shall not extend Contractor’s Exploration Period or Agreement term, except as in the case of Contractor exercising the option right mentioned in Article 29 .3, hereof;

(c)                                  during the period Contractor is completing the works referred to in subparagraph (a), Contractor shall be given authorization to continue such sole risk operations and shall be entitled to all benefits available to Contractor pursuant to the Agreement as if the term thereof had not terminated.

Article 7

(Production Period)

1.                                       Following each Commercial Discovery, the extent of the whore area within the Contract Area capable of Production from the deposit or deposits identified in the Well that originated the Commercial Discovery and its related Appraisal Wells, if any, shall be agreed upon by Sonangol and Contractor. Each agreed area shall then be converted automatically into a Development Area effective from the date of Commercial Discovery.

Without prejudice to paragraph 2 hereof, there shall be a Production Period for each Development Area which shall be twenty-five (25) Years from the date of Commercial Discovery in said Development Area. In the event of Commercial Discoveries in deposits which underlie and overlie each other, such deposits shall constitute a single Development Area, and such area shall be defined or redefined as necessary, within the boundaries of the Contract Area, to incorporate all underlying and overlying deposits.

2.                                       Unless otherwise agreed by Sonangol, any Development Area is considered automatically terminated and, except as otherwise provided in the Agreement, the rights and obligations in said Area are considered terminated if within forty-two (42) Months from the date of Commercial Discovery in said Development Area the first lifting of Crude Oil from said Development Area has not been done as part of a regular program of lifting in accordance with the Lifting Schedule.

No later than twelve (12) Months before the end of the Production Period, Contractor may request that Sonangol apply for an extension of the Production Period under Article 5.2. If Sonangol is not opposed to said request, it shall discuss the terms and conditions of the extension of the Production Period with Contractor and submit said terms and conditions to the supervising Ministry along with the application to be presented under the Petroleum Activities law.

Article 8

(Operator)

1.                                       Contractor has the exclusive responsibility for executing the Petroleum Operations, except as provided in Article 29.

2.                                       Under the Concession Decree-law, Cobalt is the Operator which carries out Petroleum Operations on a no profit, no loss basis on behalf of Contractor within the Contract Area. Change of operator shall require the prior approval of the Ministry of Petroleum following a proposal from Sonangol.

3.                                       Any agreement among the Contractor companies regarding or regulating the Operator’s conduct in relation to this Agreement shall be submitted to Sonangol for comment prior to execution thereof.

4.                                       The Operator will be subject to all of the specific obligations provided for in this Agreement, the Concession Decree-law and other applicable legislation and, under the general authority of the Operating Committee, shall have the exclusive control and administration of the Petroleum Operations.

5.                                       The Operator shall be the only entity which, on behalf of Contractor and within the limits defined by the Operating Committee, may execute contracts, incur expenses, agree to expense commitments and implement other actions in connection with the conduct of Petroleum Operations.

6.                                       In the event of the occurrence of any of the following, Sonangol can require Contractor to immediately propose another Contractor company as Operator:

(a)                                  if the Operator, by action or omission, commits a Serious Fault in carrying out its obligations and if this fault is not remedied to the satisfaction of Sonangol within a period of twenty-eight (28) days with effect from the date of receipt by the Operator of written notice issued by Sonangol requesting the Operator to remedy such fault (or within a greater period of time if so specified in the notice, or as agreed later by Sonangol);

(b)                                 if sentence has been passed in court declaring the bankruptcy, liquidation or dissolution of the Operator, or if, in the court action taken in order to obtain such declaration, any injunction has been granted or any interim judicial ruling has been made, which prevents Operator from fulfilling its obligations under the Agreement;

(c)                                  if the Operator undertakes the legal procedures established to prevent bankruptcy or without just cause ceases payment to creditors;

(d)                                 if the Operator terminates or if there is strong evidence that it intends to terminate its activities or a significant portion thereof, and, as a result, fails to fulfil its obligations under the Agreement. If said strong evidence that the Operator intends to terminate its activities exists, the Operator shall be given a period of fifteen (15) days with effect from the date of receipt by the Operator of written notice issued by Sonangol, or such greater period of time if so specified in the notice, in which to refute such strong evidence to the satisfaction of Sonangol.

7.                                       If Contractor, in accordance with paragraph 6, does not comply with the obligation to propose another Operator from among its members within thirty (30) days from the date when Sonangol gave notice to Contractor, Sonangol may freely propose one of the other Contractor entities as Operator or a third party entity selected by Sonangol, if none of those accept such role.

8.                                       Contractor must accept the Operator appointed by the Ministry of Petroleum, otherwise it shall be in serious breach of this Agreement.

Article 9

(Petroleum Operations Procedures Document)

Sonangol and Contractor may sign a Petroleum Operations Procedures Document which will regulate and interpret the contents of this Agreement, which shall be in accordance with the provisions of this Agreement and the Law.

Article 10

(Payment from Sonangol to Contractor and production allowance)

1.                                       All quantities of Petroleum produced and extracted under this Contract are the property of Sonangol and shall revert to it entirely.

2.                                       Sonangol shall allocate to Contractor, and Contractor has the right to receive, the percentage of gross production of Petroleum specified in Article 10.3 as payment in kind for the performance by Contractor for services under this Agreement on behalf of Sonangol.

3.                                       In any Quarter the percentage of Petroleum from the Contract Area that Sonangol shall allocate in kind to Contractor, as well as the production allowance applicable pursuant Article 45.1(a) of the Petroleum Activities Tax Law and established in the Decree 4/09 of January 21, shall be determined by reference to the after tax nominal rate of return achieved by Contractor at the end of the preceding Quarter in the Contract Area as follows:

Contractor’s rate of return for the Contract Area	Contractor Payment in kind - %	Production allowance - %
Less than 10%	96	90
from 10% to less than 20%	85	80
from 20% to less than 30%	75	70
from 30% to less than 40%	70	65
from 40% to less than 50%	65	60
50% or more	60	35

4.                                       Contractor’s rate of return shall be determined at the end of each Quarter after the date of Commercial Discovery on the basis of the accumulated compounded net cash flow for the Contract Area, using the following procedure:

(a)                                  Contractor’s net cash flow computed in U.S. dollars for the Contract Area for each Quarter is:

(i)                                     the value received and actually lifted by Contractor for all Crude Oil from the Contract Area in that Quarter at the Market Price;

(ii)                                  minus Petroleum Production Tax, Petroleum Income Tax and Petroleum Transaction Tax;

(iii)                               minus all expenditures incurred in respect the Contract Area.

(b)                                 Contractor’s net cash flow for each Quarter are compounded and accumulated according with the following formula:

ACNCF (Current Quarter) =

(100% + DQ)
———————x	ACNCF (Previous Quarter) + NCF (Current Quarter)
100%

where:

ACNCF = accumulated compounded net cash flow

NCF = net cash flow

DQ = quarterly compound rate (in percent).

The formula will be calculated using quarterly compound rates (in percent) of 2.41%, 3.56%, 4.66%, 6.78%, 8.78% and 10.67% which correspond to annual compound rates (“DA”) of 10%, 15%, 20%, 30%, 40% and 50%, respectively, as referred to in previous paragraph.

5.                                       The Contractor rate of return in any given Quarter shall be deemed to be between the largest DA which yields a positive or zero ACNCF and the smallest DA which causes the ACNCF to be negative.

6.                                       The payment to Contractor and the calculation of the production allowance in a given Quarter shall be in accordance with the table in paragraph 3 above using the Contractor Group’s rate of return as per this article in the preceding Quarter.

7.                                       It is possible for the Contractor rate of return to decline as a result of negative cash flow in a Quarter with the consequence that the payment to Contractor and the calculation of the production allowance would increase in the subsequent Quarter.

8.                                       Pending finalization of accounts, the payment to Contractor and the calculation of the production allowance shall be calculated on the basis of provisional estimates, if necessary, of deemed rate of return as approved by Sonangol. Adjustments shall be subsequently effected in accordance with the procedure to be established by agreement between Sonangol and the Contractor.

Article 11

(Petroleum Operations costs and expenses)

Except as otherwise provided for in this Agreement. the costs and expenses incurred in the Petroleum Operations, as well as any losses and risks derived therefrom, shall accrue to or be borne by Contractor, and Sonangol shall not be responsible to bear or repay any of the aforesaid costs, expenses and risks.

Article 12

(Lifting and disposal of Crude Oil)

1.                                       Each of the Parties (and, as for Contractor, each entity constituting it) has the right and the obligation to lift in accordance with the Lifting Schedule and the procedures and regulations foreseen in the following paragraphs of this Article, its respective Crude Oil entitlements.

2.                                       Each of the entities constituting Contractor shall have the right to proceed separately to the commercialization, lifting and export of the Crude Oil to which it is entitled under this Agreement.

3.                                       Twelve (12) Months prior to the scheduled initial export of Crude Oil from each Development Area, Sonangol shall submit to Contractor proposed procedures and related operating regulations covering the scheduling and lifting of Crude Oil and any other Petroleum produced from such Development Area(s). The procedures and regulations shall be consistent with the terms of this Agreement and shall comprehend the subjects necessary for efficient and equitable operations including, but not limited to, rights of the Parties, notification time, maximum and minimum quantities, duration of storage, scheduling, conservation, spillage, liabilities of the Parties, throughput fees and penalties, over and underlifting, safety and emergency procedures and any other matters that may be agreed between the Parties.

4.                                       Contractor shall within thirty (30) days after Sonangol’s submission as referred to in the preceding paragraph, submit its comments on, and recommend any revisions to the proposed procedures and regulations. Sonangol shall analyze these comments and recommendations and the Parties shall, within sixty (60) days after Contractor’s said submission, agree on such procedures and regulations.

5.                                       In any event, the agreed lifting procedures and regulations, as provided in the previous paragraph, shall always comply with the Law.

6.                                       In the case of more than one (1) quality of Crude Oil in the Contract Area, Sonangol and Contractor shall, unless they mutually agree that the Crude Oil should be commingled, lift each of the Crude Oil qualities in proportion to their respective total liftings from the Contract Area. In determining these proportions any Petroleum belonging to Sonangol as a result of operations for Sonangol’s account under Article 29 shall be excluded.

Article 13

(Conduct of Petroleum Operations)

1.                                       With due observance of legal and contractual provisions and subject to the decisions of the Operating Committee, Contractor, through the Operator, shall act in the common interest of the Parties and shall undertake the execution of the work inherent in Petroleum Operations in accordance with the Law and the professional rules and standards which are generally accepted in the international petroleum industry.

2.                                       Contractor, through the Operator, shall carry out the work inherent in Petroleum Operations in an efficient, diligent and conscientious manner and shall execute the Work Plans and Budgets under the best economic and technical conditions and in accordance with the Law and the professional rules and standards which are generally accepted in the international petroleum industry.

3.                                       In performing the Petroleum Operations, Contractor, through the Operator, shall use the most appropriate technology and management experience, including its own technology, such as patents, “know-how” and other secret technology, insofar as this is permitted by applicable laws and agreements.

4.                                       Contractor, through the Operator, and its subcontractors shall:

(a)                                  contract local contractors, as long as their services are similar in quality and availability to those available on the international market and the prices of their services, when subject to the same tax charges, are no more than ten percent (10%) higher compared to the prices charged by foreign contractors for identical services;

(b)                                 acquire materials, equipment, machinery and consumable goods of national production, insofar as their quantity, quality and delivery dates are similar to those of such materials, equipment, machinery and consumable goods available on the international market. However, such obligation does not apply in those cases in which the local prices for such goods are more than ten percent (10%) higher compared to the prices for imported goods, before charging Customs Duties but after the respective costs for transportation and insurance have been included.

5.                                       Contractor, through the Operator, shall seek competitive bids for any work to be performed pursuant to an Approved Work Plan and Budget if such work is budgeted to exceed two hundred and fifty thousand U.S. dollars (U.S. $250,000). When reviewing such bids, Contractor shall select out of the bids which are acceptable to Contractor for technical and other operational reasons, the bid with the lowest cost. This decision shall be subject to conformity with the Law, the provisions of paragraph 4 above and, after the first Commercial Discovery, the approval of the Operating Committee.

6.                                       Operator shall entrust the management of Petroleum Operations in Angola to a technically competent General Manager and Assistant

General Manager. The names of such General Manager and Assistant General Manager shall, upon appointment, be given to Sonangol. The General Manager and, in his absence, the Assistant General Manager, shall be entrusted with sufficient powers to carry out immediately and comply with all lawful written directions given to them by Sonangol or the Government or its or their representatives or any lawful regulations gazetted or hereafter to be gazetted which are applicable to the Petroleum Operations.

7.                                       Except as is appropriate for the economic and efficient processing of data and laboratory studies thereon in specialized centres outside Angola, geological and geophysical studies as well as any other studies related to the performance of this Agreement, shall be preferentially made in Angola.

8.                                       In the case of an emergency in the course of the Petroleum Operations requiring an immediate action, Contractor, through the Operator, is authorized to take all actions that it deems necessary for the protection of human life, the interests of the Parties and the environment, and shall promptly inform Sonangol of all actions so taken.

9.                                       Subject to Article 20 and Article 32, any obligations which are to be observed and performed by Contractor shall, if Contractor comprises more than one entity, be joint and several obligations.

10.                                 Without prejudice to the provisions of Article 35, the Operator shall have the right to staff the Petroleum Operations with those whom it believes are necessary for efficient administration and operation without the imposition of citizenship or residency requirements.

11.                                 Sonangol shall provide reasonable assistance to Contractor in obtaining visas, permits and other documents required to enter Angola and residency and work licenses required in connection with the performance of Petroleum Operations. Contractor shall notify Sonangol reasonably in advance of the time necessary for receipt of such permits and licenses and Sonangol shall take steps to arrange for all such permits and licenses to be issued on a timely basis by the appropriate authorities.

Article 14

(Work obligations during the Exploration Period)

1.                                       During the Initial Exploration Phase Contractor shall perform a seismic program covering 1,500 Km(2) of 3D “long-offset” seismic, with an offset that varies between eight (8) kilometers and ten (10) kilometers. Sonangol agrees that such obligation has been fulfilled through the acquisition of existing seismic.

2.                                       During the Initial Exploration Phase Contractor shall drill, to geological horizons defined in the Approved Work Plan and Budget, four (4) Exploration Wells in four (4) different prospects, one of which (subject to paragraph 4) shall have a pre-salt objective.

3.                                       In the event Contractor elects to extend the Exploration Period into the Optional Exploration Phase, Contractor shall be required to drill, to geological horizons defined in the Approved Work Plan and Budget, two (2) Exploration Wells, one of which (subject to paragraph 4) shall have a pre-salt objective.

4.                                       In the event Contractor exceeds the minimum work obligations described in the preceding paragraphs during the Initial Exploration Phase, then such excess shall be credited against the minimum work obligations for the Optional Exploration Phase. In the event that, prior to any Commercial Discovery, Contractor elects to drill more than one Exploration Well with a pre-salt objective, such additional pre-salt Exploration Well shall constitute one of the Exploration Wells which Contractor is required to drill pursuant to paragraph 2 or 3 (as the case may be) and the drilling of such additional pre-salt Exploration Well shall satisfy the obligation of Contractor to drill one Exploration Well of any kind.

5.                                       Without prejudice to paragraph 4 of Article 6, in the event Contractor fails to satisfy the minimum work obligations referred to in this Article within the deadlines specified in Article 6, Contractor shall be deemed, unless otherwise agreed by Sonangol, to have voluntarily terminated activities and withdrawn from all of the Contract Area not already converted into a Development Area(s).

6.                                       If Contractor withdraws from all of the Contract Area before drilling the minimum number of Exploration Wells undertaken by it under this Article, Contractor shall be obligated to pay Sonangol an amount equal to fifty million U.S. Dollars (U.S. $50,000,000) if the pre-salt Exploration Well is not so drilled, and an amount equal to thirty two million five hundred thousand U.S. Dollars (U.S. $32,500,000) for each of the other three (3) Exploration Wells not so drilled.

7.                                       Contractor shall be required to incur the following minimum Exploration Expenditures:

(a)                                  Initial Exploration Phase – one hundred and forty seven million five hundred thousand U.S. Dollars (U.S. $147,500,000);

(b)                                 Optional Exploration Phase – eighty two million five hundred thousand U.S. Dollars (U.S. $82,500,000).

8.                                       If Contractor fulflls the minimum work obligations referred to in paragraphs 2 and 3 of this Article relating to each phase of the Exploration Period, then Contractor shall be considered as having fulfilled the minimum Exploration Expenditures set forth in the previous paragraph.

9.                                       Each Exploration Well referred to in this Article shall test all productive horizons agreed to by Sonangol and Contractor, unless diligent test efforts consistent with sound and normal oil industry practices indicate that it is technically impracticable to reach and/or test any such horizons.

10.                                 During the drilling of Wells under this Agreement, Contractor shall keep Sonangol informed of the progress of each Well, its proposals for testing and the results of such tests, and if Sonangol so requests, shall test any additional prospective zones within the agreed Well depth provided that such tests shall be consistent with professional rules and standards which are generally accepted in the international petroleum industry and not interfere with the safety and efficiency of the Petroleum Operations planned by Contractor. Such tests shall be at Contractor’s expense and shall be credited towards fulfilling the mandatory work program.

11.                                 If any obligatory Exploration Well is abandoned due to technical difficulties and, at the time of such abandonment, the Exploration Expenditures for such Well have equalled or exceeded fifty million U.S. dollars (U.S.$50,000,000) if such Well is a Well with a pre-salt objective, or thirty two million five hundred thousand U.S. dollars (U.S.$32,5000,000) in the case of any other Well, for all purposes of this Agreement Contractor shall be considered to have fulfilled the work requirement in respect of one (1) Exploration Well and all costs of the Exploration Well shall be considered part of the Exploration Expenditures set forth in paragraphs 6 and 7 of this Article. If any obligatory Exploration Well is abandoned due to technical difficulties, and if at the time of such abandonment the Exploration Expenditures for such Well are less than fifty million U.S. dollars (U.S.$50,000,000) if such Well is a Well with a pre-salt objective, or thirty two million five hundred thousand U.S. dollars (U.S.$32,500,000) in the case of any other Well, then Contractor shall have the option either to:

(a)                                  drill a substitute Well at the same or another location in which case the Exploration Expenditures for both the original Well and the substitute Well shall be credited against Contractor’s minimum Exploration Expenditures set forth in paragraphs 6 and 7 of this Article; or

(b)                                 pay Sonangol an amount equal to the difference between (i) fifty million U.S. dollars (U.S.$50,000,000) if such Well is a Well with a pre-salt objective, or thirty two million five hundred thousand U.S. dollars (U.S.$32,500,000) in the case of any other Well, and (ii) the amount of Exploration Expenditures actually spent in connection with such Well.

In this case, for all purposes of the Agreement, Contractor shall be considered to have fulfilled the work obligation in respect of one (1) Exploration Well and the total amount of fifty million U.S. dollars (U.S.$50,000,000) if such Well is a Well with a pre-salt objective, or thirty two million five hundred thousand U.S. dollars (U.S.$32,500,000) in the case of any other Well, shall be considered part of the minimum Exploration Expenditures set forth in paragraphs 6 and 7 of this Article.

Article 15

(Exploration Work Plans and Budgets)

1.                                       Within one (1) Month of the Effective Date and thereafter at least three (3) Months prior to the beginning of each Contract Year during the Exploration Period or at such other times as may mutually be agreed to by Sonangol and Contractor, Contractor shall prepare in reasonable detail an Exploration Work Plan and Budget for the Contract Area setting forth the Exploration operations which Contractor proposes to carry out during the first Contract Year and during the ensuing Contract Year respectively.

2.                                       During the Exploration Period such Work Plan and Budget shall cover and be in accordance with the minimum work obligations of Contractor under Article 14.

3.                                       The Exploration Work Plan and Budget shall be submitted to the Operating Committee for review, advice or approval as the case may be, in accordance with Article 30, and carried out by Contractor after approval by the Ministry of Petroleum under Article 58 of the Petroleum Activities Law.

4.                                       The Operating Committee shall coordinate, supervise and control the execution of the Approved Exploration Work Plans and Budgets, as well as verify if the same is carried out within budget expenditure limits, or any revisions which have been made thereto.

Article 16

(Commercial Discovery)

1.                                      Contractor shall inform Sonangol within thirty (30) days of the end of the drilling and testing of an Exploration Well, the results of the final tests of the Well and whether such a Well is commercial or not. The date of this advice is the date of the declaration of the Commercial Well, should such well exist.

2.                                      After the declaration of a Commercial Well, Contractor may undertake the Appraisal of the discovery by drilling one or more Appraisal Wells to determine whether such discovery can be classified as a Commercial Discovery.

3.                                      Unless otherwise agreed by Sonangol, not later than six (6) Months after the completion of the second Appraisal Well, or twenty-four (24) Months after the declaration of the Commercial Well, whichever is earlier, Contractor shall give written notice to Sonangol indicating whether the discovery is considered commercial or not. If Contractor declares it a Commercial Discovery, Contractor shall proceed to develop it under the Petroleum Activities Law. The date of Commercial Discovery shall be the date on which Contractor informs Sonangol in writing of the existence of said Discovery.

4.                                      If the period allowable for declaration of a Commercial Discovery extends beyond the Exploration Period, a provisional Development Area shall be established for such period as necessary to complete the Appraisal as per paragraphs 2 and 3 above. The provisional Development Area shall be of the shape and size which encompasses the geological feature or features which would constitute the potential Commercial Discovery. Such provisional Development Area shall be agreed by Sonangol in writing.

5.                                      Any Commercial Well shall count towards fulfilling the work and expenditure obligations provided for in Article 14, but the Appraisal Well(s)

that have been drilled following the discovery of a Commercial Well shall not count towards such obligations.

6.                                      There shall be no more than one (1) Commercial Well in each Development Area that counts towards such work obligations; and it shall be the first Commercial Well in that Development Area.

7.                                      Contractor has the right to declare a Commercial Discovery without first having drilled a Commercial Well or Wells.

Article 17

(General Development and Production Plan)

Within ninety (90) days of the date of a Commercial Discovery, Contractor shall prepare and submit to Sonangol a draft General Development and Production Plan, which shall be analyzed and discussed by the Parties in order to be agreed and submitted by Sonangol to the Ministry of Petroleum within three (3) Months of the date of the Commercial Discovery or within any longer period which may be granted by the Ministry of Petroleum.

Article 18

(Development and Production Work Programs and Budgets)

1.                                      From the date of approval of the plan referred to in Article 17, and thenceforth by the fifteenth (15th) of August of each Year (or by any other date which may be agreed) thereafter, Contractor shall prepare in accordance with professional rules and standards generally accepted in the international petroleum industry a draft annual Production Plan, a draft Exploration and Production Work Plan and Budget (if applicable) and a draft Development and Production Work Plan and Budget for the following Civil Year and may, from time to time, propose to Sonangol that it submit amendments to the approved Work Plans and Budgets to the consideration of the Ministry of Petroleum.

2.                                      The draft Development and Production Work Plan and Budget and the draft Production Plan referred to in the previous paragraph shall be prepared on the basis of the approved General Development and Production Plan and any subsequent amendments to the same.

3.                                      The draft Production Plan and the draft Development and Production Work Plan and Budget shall be approved in writing by the Operating Committee and shall be submitted by Sonangol to the Ministry of Petroleum for approval under the Petroleum Activities Law.

4.                                      Contractor is authorized and hereby undertakes to execute, under the supervision and control of the Operating Committee, and within the limits of the budgeted expenses, the approved Development and Production Work Plans and Budgets, together with any revised versions of the same.

Article 19

(Lifting Schedule)

1.                                      The Operating Committee shall approve a Lifting Schedule, not later than ninety (90) days prior to January 1 and July 1 of each Civil Year following the commencement of Production under the approved Production Plan, and furnish in writing to Sonangol and Contractor a forecast setting out the total quantity of Petroleum that the Operating Committee estimates can be produced, saved, transported and lifted hereunder during each of the next four (4) Quarters in accordance with sound practices generally accepted in the international petroleum industry.

2.                                      Contractor shall endeavour to produce in each Quarter the quantity of Petroleum forecast in the Production Plan.

3.                                      The Crude Oil shall be run to storage tanks built, maintained and operated by Contractor offshore, and shall be metered or otherwise measured as required to meet the purposes of this Agreement and the Law.

Article 20

(Guarantees)

1.                                      The minimum Exploration work obligations shall be secured by financial guarantees substantially in the form as set out in Annex E.

2.                                      The financial guarantees referred to in the previous paragraph shall be given by each member of Contractor (excluding Sonangol P&P and Alper but not their assignees), in proportion to the payment obligations assumed by such member under this Agreement and the financing agreements executed between such members of Contractor, Sonangol P&P and Alper and may only be reduced and drawn in such proportions and otherwise in accordance with this Article 20. Such guarantees shall be provided not later than thirty (30) days after the execution of this Agreement, in respect of the minimum work obligations of the Initial Exploration Phase, or thirty (30) days after the start of the Optional Exploration Phase of the Exploration Period, in respect of the minimum work obligations of said Phase.

3.                                      The total amount of the financial guarantees shall in each Phase be equal to fifty million U.S. dollars (U.S.$50,000,000) for each of the obligatory pre-salt Exploration Wells set forth in Article 14, and equal to thirty two million five hundred thousand U.S. dollars (U.S.$32,500,000) for each of the other obligatory Exploration Wells set forth in Article 14.

4.                                      The financial guarantees shall be reduced by the amount of fifty million U.S. dollars (U.S.$50,000,000) when the drilling of each of the obligatory pre-salt Exploration Wells for each Phase of the Exploration Period is finished, and by the amount of thirty two million five hundred thousand U.8. dollars (U.S.$32,500,000) when the drilling of each of the other obligatory Exploration Wells for each Phase of the Exploration Period is finished.

5.                                      If, during any Year of any of the Phases of the Exploration Period, Contractor is deemed to have relinquished, as provided in Article 14.5, all of the Contract Area not converted to a Development Area(s), Contractor shall forfeit the full amount of the financial guarantee, reduced as provided for in paragraph 4 of this Article.

6.                                      Each of the entities comprising Contractor, with the exception of Sonangol P&P and Alper, shall also provide Sonangol, if so required by the latter, with a corporate guarantee substantially in the form shown in Annex D hereof or such other form as may be agreed between Sonangol and each of such entities, not later than sixty (60) days after the date of execution of this Agreement.

7.                                      The obligations and liabilities under this Article 20 of the entities constituting Contractor shall be several and not joint.

Article 21

(Bonus and contributions)

1.                                      The signature bonus in respect of this Agreement is ten million US Dollars (US$10,000,000). Cobalt has paid such signature bonus and Nazaki shall reimburse to Cobalt within thirty (30) days after the date of signature of this Agreement the amount of three million seven hundred and fifty thousand US Dollars (US$3,750,000).

2.                                      The contributions for social projects and academic scholarships referred to below must be paid to Sonangol by Contractor (excluding Sonangol P&P and Alper but not their assignees), in proportion to the payment obligations assumed by such member under this Agreement and the financing agreements executed between such members of Contractor, Sonangol P&P and Alper:

(a)                                 within thirty (30) days after the date of signature of this Agreement:

(i)                                     an amount of two million US dollars (US$2,000,000); and

(ii)                                  such additional amount, not exceeding two million five hundred thousand US dollars (US$2,500,000), as Sonangol may have notified to Contractor as being the total cost of ten (10) academic scholarships (each with a duration of no more than five (5) years) to be awarded by Sonangol for the overseas education of Angolan nationals;

(b)                                 in respect of each Commercial Discovery within the Contract Area:

(i)                                     within thirty (30) days after the date of declaration by Contractor of such Commercial Discovery in accordance with Article 16.3, an amount of two million US dollars (US$2,000,000);

(ii)                                  within thirty (30) days after the date on which the Ministry of Petroleum gives final written approval of the General Development and Production Plan in respect of such Commercial Discovery in accordance with Article 17, an amount of eight million US dollars (US$8,000,000);

(c)                                  within thirty (30) days after the date on which the first lifting by Contractor of Crude Oil from the Contract Area occurs, and then each subsequent Contract Year, on the anniversary of such first lifting, until the Contract Year in which production by Contractor of Crude Oil from the Contract Area ceases, an amount of five million US dollars (US$5,000,000);

(d)                                 within thirty (30) days after the date on which the first lifting by Contractor of Crude Oil from the Contract Area occurs, an amount, not exceeding three million seven hundred fifty thousand US dollars (US$3,750,000), as Sonangol may have notified to Contractor as being the total cost of fifteen (15) academic scholarships (each with a duration of no more than five (5) years) to be awarded by Sonangol for the overseas education of Angolan nationals.

3.                                      All contributions for social projects payable by Contractor pursuant to Article 21.2 shall be paid to such bank account of and in the name of Sonangol as Sonangol may notify to the Operator not less than fourteen (14) days prior to the date on which such payment is due to be made.

4.                                      All social projects and scholarship programs for the purposes of which any amounts paid by Contractor pursuant to Article 21.2 are used shall be administered by Sonangol in compliance with the requirements of all applicable laws and regulations.

Article 22

(Conservation of Petroleum and prevention of loss)

1.                                      Contractor shall adopt all those measures which are necessary and appropriate and consistent with the technology generally in use in the international petroleum industry to prevent loss or waste of Petroleum above or under the ground in any form during Exploration, Development, Production, gathering and distributing, storage or Petroleum transportation operations.

2.                                      Upon completion of the drilling of a producing Development Well, Contractor shall inform Sonangol of the time when the Well wilt be tested and shall subsequently inform Sonangol of the resulting estimated production rate of the Well within fifteen (15) days after the conclusion of such tests.

3.                                      Petroleum shall not be produced from multiple independent oil productive zones simultaneously through one string of tubing, except with the prior approval of Sonangol.

4.                                      Contractor shall record data regarding the quantities of Crude Oil, Natural Gas and water produced monthly from each Development Area, which shall be sent to Sonangol within thirty (30) days after the end of the Month reported on.

5.                                      Daily or weekly statistics and reports regarding the Production from the Contract Area shall be made available by Contractor at convenient time for examination by authorized representatives of Sonangol.

6.                                      Daily drilling records and graphic logs of Wells shall show the quantity and type of cement and the quantity of any other materials used in the Well for the purposes of protecting Crude Oil, Natural Gas or fresh water bearing strata.

7.                                      Any substantial change of mechanical equipment associated with the Well after its completion shall be subject to the approval of Sonangol.

Article 23

(Records, reports and inspection)

1.                                      Contractor shall prepare and, at all times while this Agreement is in force, maintain accurate and current records of its activities and operations in the Contract Area and shall keep all information of a technical, economic, accounting or any other nature, developed for the conduct of Petroleum Operations. Such records shall be organized in such a way as to allow for the prompt and complete ascertainment of costs and expenditures.

2.                                      The records and information referred to in the previous paragraph shall be kept at Operator’s office in Luanda.

3.                                      Sonangol, in exercising its activities under the terms of this Agreement, shall have the right to free access, upon prior notice to Contractor, to all data referred to in paragraph 1 above. Contractor shall deliver to Sonangol, in accordance with applicable regulations or as Sonangol may reasonably request, information and data concerning activities and operations under this Agreement. In addition, Contractor shall provide Sonangol with copies of any and all data related to the Contract Area, including, but not limited to, geological and geophysical reports, logs and Well surveys, information and interpretation of such data and other information in Contractor’s possession.

4.                                      Contractor shall save and keep in the best condition possible a representative portion of each sample of cores and cuttings taken from Wells as well as samples of all fluids taken from Exploration Wells, and deliver same to Sonangol or its representatives in the manner directed by Sonangol.

5.                                      All samples acquired by Contractor for its own purposes shall be considered available for inspection at any convenient time by Sonangol or its representatives.

6.                                      Contractor shall keep the aforementioned samples for a period of thirty-six (36) Months or, if before the end of such period, Contractor withdraws from the Contract Area, then until the date of withdrawal. Up to three (3)

Months before the end of the aforementioned period, Contractor shall request instructions from Sonangol as to the destination for such samples. If Contractor does not receive instructions from Sonangol by the end of such three (3) Month period then Contractor is relieved of its responsibility to keep such samples.

7.                                      If it is necessary to export any rock samples outside Angola, Contractor shall deliver samples equivalent in size and quality to Sonangol before such exportation. Sonangol, if it so decides, may relieve Contractor of said obligation.

8.                                      Originals of records and data can be exported only with the permission of Sonangol. The original magnetic tapes and any other data which must be processed or analyzed outside Angola may be exported only if a comparable record and data is maintained in Angola. Such exports shall be repatriated to Angola on the understanding that they belong to Sonangol. Copies of the referred records and data may be exported at any time and under the terms of the Law.

9.                                      Subject to any other provisions of this Agreement, Contractor shall permit Sonangol’s duly authorized representatives and employees to have full and free access to the Contract Area at all convenient times with the right to observe the Petroleum Operations being conducted and to inspect all assets, records and data kept by Contractor. Sonangols representatives and employees, in exercising the aforementioned rights, shall not interfere with Contractor’s Petroleum Operations. Contractor shall grant to said Sonangol’s representatives and employees the same facilities in the camp as those afforded to its own employees of similar professional rank.

10.                               Without prejudice to Article 33.2, Sonangol is responsible for any claims of their representatives or employees resulting from the exercise of the rights granted under this Article. Sonangol is also responsible and shall indemnify Contractor against all damages and claims resulting from the gross negligence or willful misconduct of any of Sonangol’s representatives or employees while performing their activities in the

Contract Area, in Contractor’s offices or in other Contractor’s facilities directly related to the Petroleum Operations.

Article 24

(Contractor’s obligation to purchase Sonangol’s Petroleum)

1.                                      Sonangol shall have the right to require Contractor to purchase any part of Sonangol’s share of production under normal commercial terms and conditions in the international petroleum industry and at the Market Price in force at the time the Crude Oil is lifted as established in the Petroleum Activities Tax Law.

2.                                      The right referred to in the preceding paragraph shall be exercised in accordance with the following rules:

(a)                                 no later than six (6) Months prior to the start of a Quarter, Sonangol shall give written notice to Contractor that it requires Contractor to purchase a specified quantity of Crude Oil to be lifted progressively over a period of two (2) consecutive Quarters;

(b)                                 Contractor’s obligation to purchase Crude Oil from Sonangol will continue mutatis mutandis from Quarter to Quarter after the initial two (2) consecutive Quarters until and unless Sonangol gives Contractor written notice of termination which, subject to the above mentioned minimum period, shall take effect six (6) Months after the end of the Quarter in which such written notice was given.

Article 25

(Other rights and obligations related to Crude Oil disposal)

1.                                      Sonangol shall have the right upon six (6) Months’ prior written notice to buy from Contractor Crude Oil from the Contract Area equivalent in value to the Petroleum Income Tax due by Contractor to the Ministry of Finance. The referred purchase of Crude Oil by Sonangol shall be at the Market Price applicable to such Crude Oil. Sonangol shall provide Contractor with not less than three (3) Months advance written notice of its intention to cease to exercise its right under this paragraph.

2.                                       Payment by Sonangol to Contractor for each purchase of Crude Oil pursuant to the provisions of paragraph 1 above shall be made not later than two (2) working days before the due date of payment by Contractor of the relevant amount of Petroleum Income Tax due and payable by Contractor to the Ministry of Finance. Any unpaid amount, plus interest as specified in Annex C to this Agreement, shall be paid in kind to Contractor by Sonangol out of its next Crude Oil entitlement, valued at the Market Price applicable to such Crude Oil.

Article 26
(Unitization and joint Development)

1.                                       The rules on unitization and joint development are contained in Article 64 of the Petroleum Activities Law.

2.                                       Any joint Development and Production carried out under this Article shall not prejudice the provisions of Article 28, Article 30.2.(e) and Article 30.11.(b).

3.                                       In the event that a unitization process affects the whole or part of an obligation which Contractor must fulfil within a certain time period under the Agreement, such time period shall be extended by the time elapsed between Sonangol’s written notice under paragraphs 1 and 2 above and the date of mutual agreement on the plan of the related joint Development. This extension shall not be more than twelve (12) Months, or such longer period as agreed by Sonangol.

Article 27
(Transfer and abandonment of assets)

1.                                       Within sixty (60) days of termination of the Agreement or the date of abandonment of any part of the Contract Area, Contractor must hand over to Sonangol, in a good state of repair and operation, and in accordance with a plan approved by Sonangol, all of the infrastructures, equipment and all Wells which, within the area to which the expiry, cancellation or relinquishment refers, are in production or are capable of producing, or are being used, or may be used, in injection, together with all casing, piping, surface or sub-surface equipment and facilities acquired by Contractor for the conduct of Petroleum Operations, except those as are being used for Petroleum Operations elsewhere in the Contract Area.

2.                                       If Sonangol so requires, Contractor shall proceed to correctly abandon the Well or Wells in accordance with Articles 75.4 and 75.5 of the Petroleum Activities Law.

3.                                       The requirement provided for in the previous paragraph shall be made by Sonangol no later than one hundred and eighty (180) days before the termination of the Agreement or the estimated date of abandonment of any part of the Contract Area.

4.                                       If the request referred to in paragraph 2 above is made, Sonangol shall make the required funds available to Contractor from the amounts paid to Sonangol pursuant to Article 3(e) of Annex C. In the event the amounts paid by Contractor are insufficient to cover the abandonment costs, Sonangol and Contractor shall agree on the method of covering the additional costs.

5.                                       After having carried out the abandonment of the Wells and related assets, or in the case of Sonangol requesting such abandonment and not placing at the disposal of Contractor the funds referred to in paragraph 4, or after Contractor carries out the handing over of the equipment and Wells to Sonangol under the terms of paragraph 1, Contractor will have no further liability in relation to the same, except in cases of gross negligence or willful misconduct and, without prejudice to the provisions of the Agreement still in force after the termination of the Agreement, Sonangol shall indemnify and defend Contractor in case of any claims related to such Wells and assets.

Article 28
(Natural Gas)

1.                                       Contractor shall have the right to use in the Petroleum Operations, Associated Natural Gas produced from the Development Areas.

2.                                       Associated Natural Gas surplus to the requirements defined in the preceding paragraph shall be made available free to Sonangol in Angola wherever Sonangol so determines. If Sonangol so elects and if possible, Sonangol shall give notice in writing to Contractor prior to the final approval of the General Development and Production Plan in connection with such Associated Natural Gas. Pipeline costs and the costs of transportation of such Associated Natural Gas shall be considered costs of Petroleum Operations for the purposes of the Petroleum Activities Tax Law.

3.                                       If Non-Associated Natural Gas is discovered within the Contract Area, Sonangol will have the exclusive right to appraise, develop and produce such Non-Associated Natural Gas for its own account and risk under conditions to be mutually agreed with Contractor. If Sonangol so determines and if agreed to by Contractor within a time period specified by Sonangol, the discovery of Non-Associated Natural Gas shall be developed jointly by Sonangol or one of its Affiliates and Contractor.

Article 29
(Operations for Sonangol’s account - sole risk)

1.                                       Operations which may be the object of a sale risk notice from Sonangol under this Article shall be those involving:

(a)                                  penetration and testing geological horizons deeper than those proposed by Contractor to the Operating Committee in any Exploration Well being drilled which has not encountered Petroleum, provided the Operator has not commenced the approved operations to complete or abandon such Well;

(b)                                 penetration and testing geological horizons deeper than those proposed by Contractor to the Operating Committee in any Exploration Well being drilled which has encountered Petroleum, provided that in respect to such Well the Operating Committee has agreed that Sonangol may undertake the sole risk operations, and the Operator has not commenced the approved operations to complete or abandon such Well;

(c)                                  the drilling of an Exploration Well other than an Appraisal Well, provided that not more than two (2) such Wells may be drilled in any Year;

(d)                                 the drilling of an Appraisal Well which is a direct result from a successful Exploration Well, whether or not such Exploration Well was drilled as part of a sole risk operation;

(e)                                  the Development of any discovery which is a direct result from a successful Exploration Well and/or Appraisal Well sole risk operation which Contractor has not elected to undertake under paragraph 3 of this Article;

(f)                                    the Development of a Petroleum deposit discovered by a successful Exploration Well and/or Appraisal Well carried out by Contractor as part of a work plan approved by the Operating Committee, if thirty-six (36) Months have elapsed since such successful Well was completed and Contractor has not commenced the Development of such deposit.

2.                                       Except as to those described under paragraphs 1(a) and 1(b), none of the operations described in paragraph 1 of this Article may be the object of a sole risk notice from Sonangol until after the operation has been proposed in complete form to the Operating Committee and has been rejected by the Operating Committee. To be “in complete form” as mentioned above, the proposal for conducting any of the above mentioned operations presented by Sonangol shall contain appropriate information such as location, depth, target geological objective, timing of operation, and where appropriate, details concerning any Development plan, as well as other relevant data.

3.                                       If the conditions referred to in paragraph 2 have been met, Sonangol may, as to any operation described in paragraph 1, give a written sole risk notice to Contractor and the latter shall have the following periods of time, from the date of receipt of such sole risk notice within which to notify Sonangol whether or not it elects to undertake such proposed operation by including  it as a part of the Petroleum Operations:

(a)                                  as to any operations described in paragraphs 1(a) and 1(b), seven (7) days or until commencement of the deepening operations, whichever occurs last;

(b)                                 as to any operations described in paragraphs 1(c) and 1(d), three (3) Months;

(c)                                  as to any operations described in paragraphs 1(e) and 1(f), six (6) Months.

4.                                       If Contractor elects to include as part of the Petroleum Operations the operation described in the sole risk notice within the appropriate periods described in paragraph 3 above, such operation shall be carried out by the Operator within the framework of the Petroleum Operations under this Agreement, as a part of the current Work Plan and Budget which shall be considered as revised accordingly.

5.                                       If Contractor elects not to undertake the operation described in the sole risk notice, subject to the provisions of paragraph 6 below, the operation for the account of Sonangol shall be carried out promptly and diligently by Contractor at Sonangol’s sole risk and expense, provided that such operation may only be carried out if it does not conflict or cause hindrance to Contractor’s obligations or any operation, or delay existing work plans, including any Approved Work Plan and Budget. With respect to operations referred to in paragraphs 1(c) and 1(d) such operations shall begin as soon as a suitable rig is available in Angola. Sonangol and Contractor shall agree on a method whereby Sonangol shall provide all necessary funds to Operator to undertake and pay for the operations carried out at Sonangol’s sole risk and expense.

6.                                       Sonangol shall elect to have the operations carried out at Sonangol’s sole risk and expense referred to in paragraphs 1(e) and 1(f) carried out either by itself, by Contractor for a mutually agreed fee or by any third party entity contracted to that effect by Sonangol, provided that such operations may be carried out only if they will not conflict with or cause hindrance to Contractor’s obligations or any Petroleum Operations, or delay existing work plans, including the Approved Work Plan and Budget. Before entering into any agreement with a third party for the aforementioned purpose, Sonangol shall notify Contractor in writing of such proposed agreement. Contractor shall have forty-five (45) days after the receipt of the aforementioned notification to decide if it exercises its right of first refusal with respect to the proposed agreement and to perform the sole risk operations under the same terms and conditions proposed by the third party.

7.                                       If Sonangol wishes to use in the sole risk operations assets which are used in the Petroleum Operations, it shall give written notice to the Operating Committee stating what assets it wishes to use, provided that the utilization of such assets may not prejudice the Approved Work Plans and Budgets.

8.                                       If, in accordance with the provisions of paragraph 4, Contractor decides to undertake any works as foreseen in paragraph 1(d), it shall pay Sonangol in cash and within thirty (30) days of the date in which it exercises such right, an amount equal to all of the costs incurred by Sonangol in the relevant sole risk operations conducted in accordance with paragraphs 1(a), 1(b) and 1(c) which directly led to the works foreseen in paragraph 1(d).

9.                                       In addition to the amount referred to in the preceding paragraph, Sonangol will also be entitled to receive from Contractor an additional payment equal to two hundred percent (200%) of the costs referred to in paragraph 8. 8uch additional payment shall be made in cash and within ninety (90) days of the date on which Contractor exercises its right referred to in the preceding paragraph.

10.                                 If, in accordance with the provisions of paragraph 4, Contractor decides to undertake any works foreseen in paragraph 1(e), it shall pay Sonangol in cash, within thirty (30) days of the date in which it exercises such right, an amount equivalent to the value of total costs incurred by Sonangol in the sole risk operations which directly led to the works foreseen in paragraph 1(e), less any payment made in accordance with paragraph 8 above.

11.                                 If the operations described in paragraphs 1(e) and 1(f) are conducted at Sonangol’s sole risk and expense, Sonangol shall receive one hundred percent (100%) of the Petroleum produced from the deposit developed under such terms.

12.                                 The Petroleum received by Sonangol under paragraph 11 shall be valued at the Market Price calculated under the Petroleum Activities Tax Law.

Article 30
(Operating Committee)

1.                                       The Operating Committee is the body through which the Parties coordinate and supervise the Petroleum Operations and shall be established within thirty (30) days of the Effective Date.

2.                                       The Operating Committee has, among others, the following functions:

(a)                                  to establish policies for the Petroleum Operations and to define, for this purpose, procedures and guidelines as it may deem necessary;

(b)                                 to review and, except as provided in paragraph 12, approve all Contractor’s proposals on Work Plans and Budgets (including the location of Wells and facilities), the General Development and Production Plan, Production Plans and Lifting Schedules;

(c)                                  to verify and supervise the accounting of costs, expenses and expenditures and the conformity of the operating and accounting records with the rules established in this Agreement, in Annex C hereof, in the Petroleum Activities Tax Law, and in other applicable legislation;

(d)                                 to establish technical and other committees whenever it deems necessary;

(e)                                  in general, to review and, except as otherwise provided in this Agreement, to decide upon all matters which are relevant to the execution of this Agreement, it being understood, however, that in all events the right to declare a Commercial Discovery is reserved exclusively to Contractor.

3.                                       The Operating Committee shall obey the clauses of this Agreement and it cannot decide on matters that by Law or this Agreement are the exclusive responsibility of the National Concessionaire or Contractor.

4.                                       The Operating Committee shall be composed of four (4) members, two (2) of whom shall be appointed by Sonangol. The other two (2) members shall be appointed by Contractor. The Operating Committee meetings cannot take place unless at least three (3) of its members are present.

5.                                       The Operating Committee shall be headed by a Chairman who shall be appointed by Sonangol from among its representatives and who shall be responsible for the following functions:

(a)                                  to coordinate and orient all the Operating Committee’s activities;

(b)                                 to chair the meetings and to notify the Parties of the timing and location of such meetings, it being understood that the Operating Committee shall meet whenever requested by any Party;

(c)                                  to establish the agenda of the meetings, which shall include all matters which the Parties have asked to be discussed;

(d)                                 to convey to each Party all decisions of the Operating Committee, within five (5) working days after the meetings;

(e)                                  to request from Operator any information and to make recommendations that have been requested by any member of the Operating Committee, as well as to request from Contractor any advice and studies whose execution has been approved by the Operating Committee;

(f)                                    to request from technical and other committees any information, recommendations and studies that he has been asked to obtain by any member of the Operating Committee;

(g)                                 to convey to the Parties all information and data provided to him by the Operator for this effect.

6.                                       In the case of an impediment to the Chairman of the Operating Committee, the work of any meeting will be chaired by one of the other members appointed by him for the effect.

7.                                       At the request of any of the Parties, the Operating Committee shall prepare and approve, according to paragraph 11(c) of this Article, its internal regulations, which shall comply with the rules established in this Agreement.

8.                                       At the Operating Committee meetings decisions shall only be made on matters included on the respective agenda, unless, with all members of the Operating Committee present, they agree to make decisions on any matter not so included on the agenda.

9.                                       Each member of the Operating Committee shall have one (1) vote and the Chairman shall in addition have a tie breaking vote.

10.                                 Except as provided for in paragraph 11, the decisions of the Operating Committee are taken by simple majority of the votes present or represented, it being understood that any member may be represented by written and duly signed proxy held by another member.

11.                                 Unanimous approval of the Operating Committee shall be required for:

(a)                                  approval of, and any revision to proposed Exploration Work Plans and Budgets prepared after the first Commercial Discovery;

(b)                                 approval of, and any revision to the proposed General Development and Production Plan, the Production Plan, Lifting Schedule and Development and Production Work Plans and Budgets;

(c)                                  establishment of rules of procedure for the Operating Committee;

(d)                                 establishment of a management policy for the carrying out of responsibilities outlined in paragraph 2 of this Article, namely the procedures and guidelines as per paragraph 2(a) above.

12.                                 Prior to the time of declaration of the first Commercial Discovery, the Operating Committee shall review and give such advice as it deems appropriate with respect to the matters referred to in paragraph 2(e) of this Article and with respect to Contractors proposals on Exploration Work Plans and Budgets (including the location of Wells and facilities). Following such review, Contractor shall make such revision of the Exploration Work Plans and Budgets as Contractor deems appropriate and shall transmit same Work Plans and Budgets to Sonangol, so that they may be submitted to approval of the Ministry of Petroleum under the Petroleum Activities Law.

13.                                 The General Development and Production Plan, the Development and Production Work Plans and Budget, together with the Production Plans approved by the Operating Committee, shall be sent by the same to

Sonangol, for submission to the Ministry of Petroleum for approval under the Petroleum Activities Law.

14.                                 Minutes shall be made of every meeting of the Operating Committee and they shall be written in the appropriate record book and signed by all members.

15.                                 The draft of the minutes shall be prepared, if possible, within two (2) working days of the meeting being held and copies of it shall be sent to the Parties within the following five (5) working days, and their approval shall be deemed granted if no objection is raised within ten (10) working days of the date of receipt of the draft minutes.

Article 31
(Ownership of assets)

1.                                       Physical assets purchased by Contractor for the implementation of the Work Plans and Budgets become the property of Sonangol when purchased in Angola or, if purchased abroad, when landed in Angola. Such physical assets should be used in Petroleum Operations, provided, however, Contractor is not obligated to make any payments for the use of such physical assets during the term of this Agreement. This provision shall not apply to equipment leased from and belonging to third parties or any entity comprising Contractor.

2.                                       During the term of this Agreement, Contractor shall be entitled to full use in the Contract Area, as well as in any other area approved by Sonangol, of all fixed and movable assets acquired for use in the Petroleum Operations without charge to Contractor. Any of Sonangol’s assets which Contractor agrees have become surplus to Contractor’s then current and/or future needs in the Contract Area may be removed and used by Sonangol outside the Contract Area, without any effect on the tax treatment available to Contractor. Any of Sonangol’s assets other than those considered by Contractor to be superfluous shall not be disposed of by Sonangol except with agreement of Contractor so long as this Agreement is in force.

Article 32
(Property and confidentiality of data)

1.                                       All information of a technical nature developed through the conduct of the Petroleum Operations shall be the property of Sonangol. Notwithstanding the above, and without prejudice to the provisions of the following paragraphs, Contractor shall have the right to use and copy, free of charge, such information for internal purposes.

2.                                       Unless otherwise agreed by Sonangol and Contractor, while this Agreement remains in force, all technical, economic, accounting or any other information, including, without limitation, reports, maps, logs, records and other data developed through the conduct of Petroleum Operations, shall be held strictly confidential and shall not be disclosed by any Party without the prior written consent of the other Party hereto; provided, however, that either Party may, without such approval, disclose the aforementioned data:

(a)                                  to any Affiliate or potential assignee of such Party upon such Affiliate or potential assignee giving a similar undertaking of confidentiality;

(b)                                 in connection with the arranging of financing or of a corporate re-organization upon obtaining a similar undertaking of confidentiality;

(c)                                  to the extent required by any applicable law, regulation or rule (including, without limitation, any regulation or rule of any regulatory agency, securities commission or securities exchange on which the securities of such Party or of any such Party’s Affiliates are listed);

(d)                                 to employees, consultants, contractors or other third parties as necessary in connection with Petroleum Operations upon obtaining a similar undertaking of confidentiality.

3.                                       The obligation of confidentiality of the information referred to in paragraph 2 above shall continue for ten (10) Years after the termination of the

Agreement or such other period as agreed to in writing between the Parties.

4.                                       In the event that any entity constituting Contractor ceases to hold an interest under this Agreement, such entity will continue to be bound by the provisions of this Article.

5.                                       To obtain offers for new Petroleum Exploration and Production agreements. Sonangol may, upon obtaining the prior written agreement of Contractor, disclose to third parties geophysical and geological data and information, and other technical data (the age of which is not less than one (1) Year) or Contractor’s reports and interpretations (the age of which is not less than five (5) Years) with respect to that part or parts of the Contract Area adjacent to the area of such new offers.

6.                                       The confidentiality obligation contained in this Article shall not apply to any information that has entered the public domain by any means that is both lawful and does not involve a breach of this Article.

Article 33
(Responsibility for losses and damages)

1.                                       Contractor, in its capacity as the entity responsible for the execution of the Petroleum Operations within the Contract Area, shall be liable to third parties to the extent provided under the Law for any losses and damage it may cause to them in conducting the Petroleum Operations and shall indemnify and defend Sonangol with respect thereto, provided that Sonangol has given timely notice of the claims and opportunity to defend.

2.                                       Contractor is also liable, under the terms of the Law, for losses and damage which, in conducting the Petroleum Operations, it may cause to the State and, in case of Contractor’s gross negligence or willful misconduct or Serious Fault, to Sonangol.

3.                                       The provisions of the preceding paragraphs 1 and 2 do not apply to losses and damage caused during Petroleum Operations for account and risk of Sonangol, for which Sonangol shall indemnify and defend

Contractor, and in relation to which Contractor shall only be liable for such losses and damage caused by its gross negligence or willful misconduct or Serious Fault.

4.                                       Subject to Article 20, if Contractor comprises more than one (1) entity, the liability of such entities hereunder is joint and several.

Article 34
(Petroleum Operations risk management)

1.                                       Contractor shall comply with what is established in Decree Nr. 39/01, of June 22 in the respective regulations contained therein and the relevant Angolan legislation, in respect of management of the risks of Petroleum Operations.

2.                                       Management of the risks to which persons, assets and income from Petroleum Operations are exposed shall include all the activities referred to in Decree Nr. 39/01, of June 22, and other activities which Sonangol and Contractor may agree to include to ensure an adequate financial protection.

3.                                       In relation to the risks relating to Petroleum Operations, contractor shall take out and maintain insurance contracts in accordance with the specifications and conditions which may be approved by Sonangol.

4.                                       Contractor shall carry out, in cooperation with Sonangol, all the risk management activities provided for in the mentioned Decree Nr. 39/01, of June 22, in accordance with the instructions, rules and procedures approved by Sonangol.

Article 35
(Recruitment, integration and training of Angolan personnel)

1.                                       Contractor shall comply with what is established in Law-Decree Nr. 17/09, of June 26, and the regulations, as well as applicable legislation regarding the recruitment, integration and training of Angolan personnel.

2.                                       In planned, systematic and various ways and in accordance with the provisions of this Article, Contractor shall train all its Angolan personnel directly or indirectly involved in the Petroleum Operations for the purpose of improving their knowledge and professional qualification in order that the Angolan personnel gradually reach the level of knowledge and professional qualification held by Contractor’s foreign workers.

3.                                       Such training shall also include the transfer of the knowledge of petroleum technology and the necessary management experience so as to enable the Angolan personnel to use the most advanced and appropriate technology in use in the Petroleum Operations, including proprietary and patented technology, “know how” and other confidential technology, to the extent permitted by applicable laws and agreements, subject to appropriate confidentiality agreements.

4.                                       Besides other duties provided for in the Law, the recruitment, integration and training of Contractor’s Angolan personnel shall be included in three (3) Year plans. In this respect, Contractor undertakes, notably, to:

(a)                                  prepare a draft of the initial plan and submit it to Sonangol within four (4) Months of the Effective Date;

(b)                                 prepare a proposal for implementation of the plan and submit it to Sonangol within one (1) Month of the approval of such plan by the Ministry of Petroleum;

(c)                                  implement the approved plan in accordance with the directives of the Ministry of Petroleum and Sonaogol, Contractor being able, in this regard and with the approval of Sonangol, to contract outside specialists not associated with Contractor to proceed with the implementation of specific aspects of the subject plan.

5.                                       Contractor agrees to require in its contracts with subcontractors who work for Contractor for a period of more than one (1) Year, compliance with requirements for the training of work crews, to which requirements such subcontractors are subject by operation of current law. Contractor further agrees to monitor compliance with the aforementioned obligations.

6.                                       Contractor shall be responsible for the training costs of Angolan personnel it employs, such costs being deductible in calculating the taxable income of Contractor. Costs incurred by Contractor for training programs for Sonangol personnel will be borne in a manner to be agreed upon by Sonangol and Contractor.

Article 36
(Double taxation and change of circumstances)

1.                                       In order to avoid the international double taxation of Contractor’s income, Sonangol shall favourably consider any amendments or revisions to this Agreement that Contractor may propose as long as those amendments or revisions do not impact on Sonangol or Angola’s economic benefits and other benefits resulting from the Agreement.

2.                                       Without prejudice to the other rights and obligations of the Parties under this Agreement, if any change in the provisions of any Law, decree or regulation in force in the Republic of Angola occurs subsequent to the signing of this Agreement which adversely affects the obligations, rights and benefits hereunder, then the Parties shall agree on such amendments to this Agreement as are necessary to restore the rights, obligations and forecasted benefits that would have accrued to the Parties if such change in Law, decree or regulation had not occurred.

Article 37
(Assignment)

1.                                       In accordance with the Law, each of the entities constituting Contractor may assign part or all of its rights, privileges, duties and obligations under this Agreement to an Affiliate or, upon obtaining prior authorization from the Ministry of Petroleum, to a non-Affiliate.

2.                                       Any third party assignees shall become holders of the rights and obligations deriving from this Agreement and the Law.

3.                                       In the case of assignment to an Affiliate of the assignor, the latter and the assignee shall remain jointly and severally liable for strict compliance with the obligations of Contractor set forth in this Agreement and relevant legislation.

4.                                       The legal documents required to effect any assignment in accordance with the provisions of this Article must indicate the participating interest which the third party assignee will have in the Agreement and shall be submitted for the prior approval of Sonangol.

5.                                       In any of the cases foreseen in this Article, the obligations of the assignor which should have been fulfilled under the terms of this Agreement and the applicable legislation at the date the request for the assignment is made, must have been fully complied with.

6.                                       Sonangol has the right of first refusal to acquire the participating interest that any member of Contractor intends to assign to a non-Affiliate, which right should be exercised pursuant to the following procedures:

(a)                                  the assigning company shall notify Sonangol of the price and other essential terms and conditions of the proposed assignment and the identity of the prospective assignee;

(b)                                 within thirty (30) days after receipt of the notification referred to in the preceding subparagraph, Sonangor shall notify the assigning company whether Sonangol elects to exercise the right of first refusal;

(c)                                  if Sonangol does not exercise the right of first refusal by failing to give the notification referred to in the preceding subparagraph, then Sonangol shall be deemed to have waived the right of first refusal in respect of such assignment;

(d)                                 if Sonangol exercises the right of first refusal by giving the notification referred to in paragraph 6(b) of this Article, then Sonangol and the assigning company shall execute the assignment under the terms and conditions contained in the notification referred to in paragraph 6(a) of this Article.

7.                                       In the event of Sonangol not exercising the right of first refusal referred to in the preceding paragraph, such right shall pass to the associates of Sonangol which enjoy the status of national company as provided for in Article 31.3 of the Petroleum Activities Law, and shall be exercised, duly adapted, under the terms of the procedures set forth in the sub-paragraphs of the preceding paragraph.

8.                                       Except as otherwise expressly provided in this Agreement, upon completion of an assignment made by one of the entities constituting Contractor to a non-Affiliate, such assignor shall have no further rights or obligations with respect to the part of the participating interest so assigned.

Article 38
(Termination of the Agreement)

1.                                       Subject to the provisions of the general law and of any contractual clause, Sonangol may terminate this Agreement if Contractor:

(a)                                  interrupts Production for a period of more than ninety (90) days with no cause or justification acceptable under normal international petroleum industry practice;

(b)                                 continuously refuses with no justification to comply with the Law;

(c)                                  intentionally submits false information to the Government or to Sonangol;

(d)                                 discloses confidential information related to the Petroleum Operations without having previously obtained the necessary authorization thereto if such disclosure causes prejudice to Sonangol or the State;

(e)                                  assigns any part of its interests hereunder in breach of the rules provided for in Article 37;

(f)                                    is declared bankrupt by a court of competent jurisdiction;

(g)                                 does not comply with any final decision resulting from an arbitration process conducted under the terms of the Agreement, after all adequate appeals are exhausted;

(h)                                 does not fulfil a substantial part of its duties and obligations resulting from the Law, the Concession Decree-Law and from this Agreement;

(i)                                     intentionally extracts or produces any mineral which is not covered by the object of this Agreement, unless such extraction or production is expressly authorized or unavoidable as a result of operations carried out in accordance with accepted international petroleum industry practice.

2.                                       Sonangol may also terminate the Agreement if the majority of the share capital of any entity constituting Contractor is transferred to a non-Affiliate third party without having obtained prior authorization from Sonangol.

3.                                       If Sonangol considers that one of the aforesaid causes exists to terminate this Agreement, it shall notify Contractor in writing in order for it, within a period of ninety (90) days, to remedy such cause. The said notification shall be delivered by the official method foreseen in the Law, and by recorded delivery which shall be signed by the entity to which it is addressed. If, for any reason, this procedure is impossible, due to a change of address which has not been notified pursuant to this Agreement, publication of the notice in one of the most read daily newspapers in Luanda shall be considered to be as valid as if delivered. If, after the end of the ninety (90) day notice period such cause has not been remedied or removed, or if agreement has not been reached on a plan to remedy or remove the cause, this Agreement may be terminated in accordance with the provisions mentioned above.

4.                                       The termination of the Agreement envisaged in this Article shall occur without prejudice to any rights which may have accrued to the Party which has invoked it in relation to the other Party, in accordance with this Agreement, the Concession Decree-Law or the Law.

5.                                       If any of the entities constituting Contractor, but not all of them, gives Sonangol due cause to terminate this Agreement pursuant to the provisions of paragraph 1 or 2 above, then such termination shall take place only with respect to such entity or entities and the rights and obligations that such entity or entities hold under this Agreement, except as provided in the preceding paragraph, shall revert freely to Sonangol if the other members of the Contractor do not acquire the participating interest of the entity to whom Sonangol has terminated this Agreement pursuant this Article.

Article 39

(Confidentiality of the Agreement)

1.                                       Sonangol and Contractor agree to maintain the confidentiality of this Agreement; provided, however, either Party may, without the approval of the other Party, disclose this Agreement:

(a)                                  to any Affiliate or potential assignee of such Party upon such Affiliate or potential assignee giving a similar undertaking of confidentiality;

(b)                                 in connection with the arranging of financing or of a corporate reorganization upon obtaining a similar undertaking of confidentiality;

(c)                                  to the extent required by any applicable Law, Decree or regulation (including, without limitation, any requirement or rule of any regulatory agency, securities commission or securities exchange on which the securities of such Party may be listed);

(d)                                 to employees, contractors, consultants and other third parties as necessary in connection with the execution of Petroleum Operations upon obtaining a similar undertaking of confidentiality.

Article 40

(Dispute resolution)

1.                                       Any disputes, differences or claims arising out of this Agreement or relating thereto, or relating to the interpretation, breach, termination or invalidation of the same, shall be resolved by agreement of the Parties on the basis of principles of good faith and equity or fair balance of Parties’ interests.

2.                                       If the disputes, differences or claims referred to in the preceding paragraph cannot be resolved amicably, they shall be finally and exclusively settled by arbitration, in accordance with the UNCITRAL Rules of Arbitration of 1976 as existing on the Effective Date. The number of arbitrators shall be three (3). One (1) arbitrator shall be appointed by Sonangol, one (1) by Contractor (acting jointly) and the third arbitrator, who shall be Chairman of the Arbitration Tribunal, shall be jointly appointed by Sonangol and Contractor. If an arbitrator is not appointed within thirty (30) days of the notice from Sonangol or the Contractor is sent to the other Party requesting that the appointment be made, then such arbitrator shall be appointed by the President of the International Chamber of Commerce of Paris.

3.                                       The arbitration tribunal shall decide according to Angolan substantive law.

4.                                       The arbitration tribunal shall be seated in Luanda and shall apply Angolan law and the language of the arbitration shall be Portuguese. The tribunal will make all best efforts to render a final award within a year of its appointment, although a failure to do so will not invalidate any award rendered thereafter.

5.                                       The Parties agree that this arbitration clause is an explicit waiver of any immunity from or against the validity and enforcement of any award or of any judgment thereon, and any such award shall be final and binding and enforceable against any Party in any court having jurisdiction in accordance with its laws.

Article 41

(Force Majeure)

1.                                       Non-performance or delay in performance by Sonangol or Contractor, or both of them, of any of the contractual obligations, except an obligation to pay money, shall be excused if, and to the extent that, such non-performance or delay is caused by Force Majeure.

2.                                       If the Force Majeure restrains only temporarily the performance of a contractual obligation or the exercise of a right subject to a time limit, the time given in this Agreement for the performance of such obligation or the exercise of such right and for the performance or exercise of any right or obligation dependent thereon, and, if relevant, the term of the Agreement, shall be suspended until the restoration of the status quo prior to the occurrence of the event(s) constituting Force Majeure, it being understood, however, that such suspension shall apply only with respect to the parts of the Contract Area which have been affected.

3.                                       “Force Majeure,” for the purposes of this Article, shall be any occurrence which is unforeseeable, unavoidable and beyond the reasonable control of the Party claiming to be affected by such event, such as, and without limitation, state of war, either declared or not, rebellions or mutinies, natural catastrophes, fires, earthquakes, communications cuts and unavoidable accidents.

4.                                       The Party which understands that it may claim a situation of Force Majeure shall immediately serve notice to the other Party, and shall use all reasonable efforts to correct the situation of Force Majeure as soon as possible.

Article 42

(Applicable Law)

This Agreement shall be governed by and construed in accordance with Angolan substantive law.

Article 43

(Language)

This Agreement has been prepared and signed in the Portuguese language which shall be the only official version for the purpose of establishing the rights and obligations of the Parties.

Article 44

(Offices and service of notice)

1.                                       Sonangol and Operator shall maintain offices in Luanda, Republic of Angola, where communications and notices foreseen in this Agreement must be validly served.

2.                                       Sonangol’s office for the purpose of serving notice is:

Rua Raínha Gioga, 29-32, Nr. 20th Floor

Luanda

República de Angola

Fax: 244-222-391915

3.                                       Operator’s office for the purpose of serving notice is:

CFRA Advogados Associados

Rua 1° Congresso do MPLA Edificio CIF Luanda One - 15th Floor

Luanda

República de Angola

Fax: 244-222-399187

4.                                       Sonangol and Contractor shall communicate to each other in writing and with reasonable notice any change of their offices referred to in the preceding paragraphs, if such occurs.

Article 45

(Captions and headings)

Captions and headings are included in this Agreement for the sole purpose of systematization and shall have no interpretative value.

Article 46

(Effectiveness)

This Agreement shall come into effect on the Effective Date.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement in the Portuguese language in Luanda, this 24th day of February 2010.

Sociedade Nacional de Combustíveis de Angola - Empresa Pública (Sonaogol, E.P.)

Represented by:	/s/ Manuel D. Vicente
Manuel D. Vicente

CIE Angola Block 21 Ltd.

Represented by:	/s/ Samuel H. Gillespie
Samuel H. Gillespie

Sonangol Pesquisa e Produção, S.A.

Represented by:	/s/ Gaspar Martins
Gaspar Martins

Represented by:	/s/ Domingos Lima Viegas
Domingos Lima Viegas

Nazaki Oil and Gáz, S.A.

Represented by:	/s/ Zandre Campos
Zandre Campos

Alper Oil, Lda

Represented by:	/s/ Alberto da Fonseca Abrantes
Alberto da Fonseca Abrantes

Represented by:	/s/ Antonio Do Nasamento Pegado
Antonio Do Nasamento Pegado

Annex A - Description of the Contract Area

The present Annex is an integral part of the Agreement.

The area represented in Annex B is delimited by the lines defined through points 1 to 4 and is included in the following perimeter:

Starting at the point of interception of the Parallel 9° 55’ 00” S and the Meridian 12° 10’ 00” E, having the point 1 with the coordinates of Latitude 9° 55’ 00” S and Longitude 12° 10’ 00” E. From this point moving in to the East, following the Parallel 9° 55’ 00” S until its interception with the Meridian 12° 40’ 00” E, having point 2 with the coordinates of Latitude 9° 55’ 00” S and Longitude 12° 40’ 00’’ E. From this point moving South, following the Meridian 12° 40’ 00” E until interception with the Parallel 10° 05’ 00” S, having point 3 with the coordinates of Latitude 10° 05’ 00” S and Longitude 12° 40’ 00” E. From this point moving East, following the Parallel 10º 05’ 00” S until interception with the Meridian 12° 55’ 00” E, having point 4 with the coordinates of Latitude 10° 05’ 00” S and Longitude 12° 55’ 00” E. From this point moving South, following the Meridian 12° 55’ 00” until interception with the Parallel 10° 25’ 00” S, having point 5 with the coordinates of Latitude 10º 25’ 00” S and Longitude 12º 55’ 00”E. From this point moving East, following Parallel 10° 25’ 00” S until interception with the Meridian 13º 00’ 00” E, having point 6 with the coordinates of Latitude 10º 25’ 00” S and Longitude 13º 00’ 00” E. From this point moving South following the Meridian 13º 00’ 00” E until interception with the Parallel 10° 30’ 00” S, having point 7 with the coordinates of Latitude 10° 30’ 00” S and Longitude 13° 00’ 00” E. From this point moving West following the Parallel 10° 30’ 00” S until interception with the Meridian 12° 10’ 00” E, having point 8 with the coordinates of Latitude 10° 30’ 00” S and Longitude 12° 10’ 00” E. Finally, from this point moving North until reaching point 1.

The above coordinates identified are made with reference to the Datum of Camacupa in the elipsoid of Clark, 1880.

Annex B - Map of the Contract Area

ANEX B	MAP OF THE AREA OF THE CONTRACT OF BLOCK 21

BLOCK 21

R.D.C
ANGOLA
NAMIBIA

Block 21 Co-ordinated DMS		
Points	Latitude S	Longitude E
1	9° 55' 00"	12° 10' 00"
2	9° 55' 00"	12° 40' 00"
3	10° 05' 00"	12° 40' 00"
4	10° 05' 00"	12° 55' 00"
5	10° 25' 00"	12° 55' 00"
6	10° 25' 00"	13° 00' 00"
7	10° 30' 00"	13° 00' 00"
8	10° 30' 00"	12° 10' 00"
Area = 4881.9 Km²		

ELLIPSOID THE CLARKE OF [illegible] - DATUM CAMACUPA

Annex C - Accounting and Financial Procedures

The present Annex is an integral part of the Risk Services Agreement dated February 24, 2010 signed between Sonangol, as one Party, and Cobalt, Sonangol P&P, Nazaki and Alper, as the other Party, as referred to in Article 2 of said Agreement.

Article 1
(General provisions)

1.1           Definitions

The terms used in this Annex shall have the same meaning given to them in the Agreement.

1.2           Purpose, cost duplication and accounting records

(a)                                  The purpose of the Accounting and Financial Procedures is to establish some of the rules and principles that, under the Petroleum Activities Tax Law, should be contractually agreed upon, setting forth equitable methods for determining the expenditures and revenues of the Petroleum Operations in accordance with the “Petroleum Operations Information System (SlOP)”, approved under the Joint Executive Decree n°. 7/88, of March 26, 1988 (as amended) and generally accepted accounting principles.

(b)                                 It is the Parties’ intention that there shall not be any duplication of any deductible fiscal cost.

(c)                                  Each of the entities of which Contractor is made up has the responsibility of keeping its own accounting records for the purpose of satisfying all legal requirements and justifying tax returns or any other accounting reports requested by any government authority or Sonangol in respect of the Petroleum Operations.

(d)                                In order to permit each entity of which Contractor is comprised to keep such accounting records, Operator shall prepare the Joint Account in such a manner as to permit the entities in question to satisfy any legal and contractual obligations to which they are bound.

1.3                                 Units and exchange rates

(a)                                 The measurements required under this Annex will be made in metric units and in Barrels.

(b)                                All the accounting books, results, charts, accounting reports and correspondence shall be written up in Portuguese language and registered in local currency as required by Law.

(c)                                 If necessary for the internal use of Contractor, the referred accounting books, charts of results, and accounting reports and correspondence may also be written up in other languages, currencies and units of measurement after obtaining the prior approval of Sonangol.

(d)                                Exchange rate fluctuations shall not constitute any gain or loss either for Sonangol or Contractor.

(e)                                 Operator shall supply Sonangol with a description of the procedures adopted for the calculation of the exchange rate differences, as well as the respective policies for protection from exchange rate fluctuations.

(f)                                   Gains and losses, realized or unrealized, as a result of foreign exchange fluctuations will be registered individually and separately in the Joint Account, under their own heading.

Operator shall supply Sonangol with a statement taken from the accounting records in respect of the foreign exchange rate differences calculated each Quarter no later than twenty-one (21) days after the end of the Quarter in question.

(g)                                Sonangol, within thirty (30) days of receipt of the statement referred to in the previous sub-paragraph, shall notify Operator of its position in respect of the amounts of foreign exchange rate differences accepted as being recoverable.

(h)                                The amounts received and expenses incurred in local currency or in United States dollars shall be converted from local currency into United States dollars or United States dollars into local currency at the buying and selling rates published by the Banco Nacional de Angola on the last working day of the Month prior to the Month in which the amounts were received or paid, or the buying and selling rates of any other working day as agreed by the Parties.

(i)                                    The costs of depreciation and amortization will be translated or converted at the exchange rate prevailing on the date of purchase of the original asset.

1.4                                 Payments

(a)                                 All payments between the Parties under the Agreement shall be made in United States dollars or in other currencies as agreed by the Parties, to a bank account designated by the Party to which payment is due.

(b)                                Any payments required under the Agreement or derived from the same, principally premiums, rents and penalties for non-compliance with the minimum work program, as well as any payments due to Contractor arising from Sonangol’s Crude Oil purchase rights, shall be made within thirty (30) days of the end of the Month during which the payment obligation was incurred.

(c)                                 If one of the Parties has not in due time paid the sums due under the Agreement to the other Party, payment of interest shall be added to such sums due for each day such sums are overdue at an annual rate equal to the London Inter Bank Offered Rate (LIBOR) for six (6) Months, as quoted at 11.00 a.m. London time on the first working day of each Month that this sum is overdue by the London office of Bank of America, plus two (2) percentage points.

1.5                                 Financial and operational audit and Sonangol’s rights of inspection

(a)                                 The accounting records maintained by Contractor shall be audited on an annual basis by an international independent auditing company selected by Sonangol.

The inspection shall be carried out by the auditors pursuant to generally accepted auditing principles.

(b)                                Contractor shall supply all records, documents and explanations requested by the auditors and allow them to carry out the checks considered necessary within the scope of their work.

(c)                                 A copy of each audit report shall be given to the Ministry of Finance, to Sonangol and to each entity of which Contractor is comprised within six (6) Months of the end of the respective Year in which the audit was carried out.

(d)                                In addition to the provisions of sub-paragraph (a) above, Sonangol will have the permanent right, either on its own or through third parties, and upon giving reasonable notice to Contractor, to carry out operational inspections or audits considered to be necessary in respect of facilities, studies, accounts, records, documents, contracts, goods or assets of any kind in such a manner as to verify compliance with the contractual provisions and the Law. The costs of such an audit will be borne by Sonangol.

(e)                                 When carrying out the audits referred to in this Article, the auditors may inspect and check, upon reasonable notice having been given by Sonangol to Contractor, all expenditures and revenues connected with Petroleum Operations, such as accounting books, accounting entries, inventories, vouchers, payment slips, invoices, contracts or subcontracts of any kind related to the Agreement and any other documents, correspondence and records of Contractor necessary for auditing and checking expenditures and revenues.

(f)                                   In addition, the auditors have the right, in respect of such inspections and audits, to visit and examine, provided that they give reasonable notice, au locations, installations, houses, warehouses and offices of Contractor in Angola and/or any other location provided that they are used for the Petroleum Operations, including visits to the personnel working on these operations.

(g)                                The costs of the examination and inspection of records located outside Angola without Sonangol’s authorization will be borne by Contractor and are not fiscally recoverable.

(h)                                All accounting records, sales statements, books and accounts connected with the Petroleum Operations will be accepted as true and accurate after a period of twenty-four (24) Months from the end of the Fiscal Year to which they relate, unless within this same period, Sonangol or any member of Contractor express any objection to them in writing.

(i)                                    Sonangol may extend the twenty-four (24) Month period by an additional twelve (12) Month period upon providing Contractor with written notice of such extension not later than sixty (60) days prior to the end of the initial twenty-four (24) Month period.

(j)                                    Notwithstanding the possibility of the period of twenty-four (24) Months referred to in the previous subparagraph having expired, if there is any evidence that Operator is guilty of gross negligence or willful misconduct or Serious Fault in conducting the Petroleum Operations during the expired periods, Sonangol will have the right to carry out additional audits in respect of such periods.

(k)                                 All adjustments required as a result of the audits referred to in this Article, when agreed and approved by the Operating Committee, shall be promptly made in the Joint Account.

(I)                                   If any disputes between Sonangol and Contractor in respect of the audits carried out still remain, these cases of dispute will be entrusted for the purposes of resolution to an international and independent audit company agreed between the Parties.

(m)                              If any of the Parties disagree with the resolution put forward by the aforementioned international and independent audit company, the dissenting Party shall notify the other Party for the case in dispute to be resolved under Article 40 of the Agreement.

(n)                                Notwithstanding the provisions of this Article, all documents herein referred to shall be available for inspection by Sonangol for five (5) Years after the date of their being drawn up.

(o)                                This Article will neither take the place of nor lessen the legal obligations of Contractor arising from Angolan fiscal and commercial legislation.

Article 2
(Expenditures and revenues of Contractor)

2.1                               The expenditures incurred in respect of the Petroleum Operations shall be debited to the Joint Account in accordance with the principles set out in the Petroleum Activities Tax Law, the Agreement and this Annex.

2.2                               Each member of Contractor will comply with the accounting procedure for its share of Crude Oil exports and the respective revenues shall not be credited to the Joint Account.

2.3                               The expenditures shall be classified in accordance with the “Petroleum Operations Information System (SlOP)” and will be deductible under Article 10 of the Agreement.

2.4                               The services of and fees for the technical/administrative assistance provided by the Affiliates of Operator or of Sonangol in respect of the Petroleum Operations shall meet the following conditions for the purposes of their eligibility as expenses imputable to the Joint Account:

(a)                                 The categories of technical/administrative services provided by the Affiliates of Operator or of Sonangol for the running and carrying out of the Petroleum Operations, are as follows:

(i)                                   Exploration

•                                          study of the soil and setting up of drilling equipment;

•                                          planning of seismic acquisition;

•                                          seismic processing and interpretation;

•                                          geophysical analyses;

•                                          geological and geochemical studies;

•                                          rock and fluid studies;

•                                          thermodynamic analyses;

•                                          interpretation of diagraphics;

•                                          reservoir analysis and studies;

•                                          health, safety and environmental technical audits;

•                                          ocean current measurements;

•                                          environmental studies.

(ii)                                Development

•                                          studies of the subsurface for the purpose of determining the best manner of recovering hydrocarbons, 2D and 3D geophysics, production geology, modelling and simulation of deposits as an integral part of economic reservoir exploitation and conservation;

•                                          architectural and engineering studies for the purpose of preparing the file on the preliminary project and the file on the basic engineering involved;

•                                          project management;

•                                          water and gas injection studies;

•                                          specific studies for the purpose of enhanced recovery and cost control;

•                                          improvement of drilling and completion methods and equipment;

•                                          safety procedures program;

•                                          health, safety and environmental technical audits;

•                                          environmental studies.

(iii)                             Production

•                                          analysis of fluids produced;

•                                          optimization studies;

•                                          improvement and control of equipment;

•                                          lifting schedule studies;

•                                          corrosion control program and studies;

•                                          health, safety and environmental technical audits;

•                                          environmental studies.

(iv)                            Administration and services

•                                          provision of data processing services;

•                                          maintenance program and inventory control evaluation and studies.

(b)                                The above referred list is exhaustive and may only be altered with the approval of Sonangol.

(c)                                 In relation to each Fiscal Year, such services shall be set out under their own heading as an integral part of the Work Plans and Budgets in the Petroleum Operations Procedures Document, when signed between Sonangol and Contractor under Article 9 of the Agreement.

(d)                                At the time of the presentation of the Work Plans and Budgets, Operator shall also submit for the approval of Sonangol the estimate of the applicable tariffs for the budgeted Year, as well as the number of hours and purpose of each work order.

(e)                                 Those services, once budgeted, will be subject to specific work orders which shall be previously approved by Sonangol at the request of Operator, either by means of a global “Master Order” for each field or individually, on a case by case basis.

(f)                                   These work orders shall contain an estimate of the number of hours necessary for the carrying out of the services, a reasonable description of the services desired, the professional ranking of the workers required to perform them and the agreed tariffs.

(g)                                Whenever the actual costs which have been incurred and invoiced are more than ten percent (10%) or ten thousand United States dollars (U.S.$ 10,000.00) higher, whichever is greater, than those budgeted, the deductibility of the difference will be submitted to Sonangol for approval.

(h)                                For each approved work order, the reference to the technical reports shall be attached to the respective invoice and the technical report shall be filed by Operator in Angola. The tariffs and the Party’s or its Affiliates’ debts relating to work orders shall be certified annually by an independent auditor, to confirm whether or not they include any element of profit or loss.

(i)                                    The approval for individual services whose budgeted worth is equal to or more than thirty thousand United States dollars (U.S.$30,000.00) is only definitive in respect of each of these services if Sonangol does not put forward any objections within a period of forty (40) days from the date of receipt of the request made by Operator.

(j)                                    The approval for individual services whose budgeted worth is less than thirty thousand United States dollars (U.S. $30,000.00) is implicit, with, however, the Operator proceeding according to the description provided in sub-paragraph (h) above.

(k)                                 With respect to unforeseen services which, for such reason, are not set out in the Approved Work Plans and Budgets, such services can only be ordered by Operator after approval has been granted by Sonangol, irrespective of their estimated cost.

(I)                                   In respect of all the technical and administrative services provided by the Affiliates of Operator not covered by this Article 2.4, an annual global price (“forfait’) of one percent (1%) is hereby agreed and levied on the direct Exploration expenditures incurred during the Exploration Period.

(m)                             The services which are remunerated by the annual global price fixed in sub-paragraph (I) above shall include, but are not limited to, purchases and traffic; human resources management; market consultancy, negotiations; revisions and supervision of contracts; banks; invoicing; credits; accounts; general services; communications; methods; internal procedures and controls;

technological advances resulting from scientific research in diverse fields; insurance and legal assistance; assistance to personalities; assistance to agents undergoing training and safety of operations.

(n)                                Expenditures incurred on personnel and associated costs in respect of the personnel of the Affiliates of Operator or of Sonangol employed on the Petroleum Operations for short and long-term periods are not included in the “technical and administrative assistance” services set out in this Article 2.4 and may be deductible as personnel expenditures under the terms set out in the Petroleum Activities Tax Law.

(o)                                Other services provided by the Affiliates of Operator and Affiliates of Sonangol shall be charged at prices which are not higher than the most favourable prices charged by third parties for similar services.

2.5                               Expenditures incurred on materials for Petroleum Operations shall meet the following conditions for the purposes of their eligibility as expenses imputable to the Joint Account:

(a)                                 The amount of such expenditures shall not be greater than the prices generally in force on the open market for impartial “arm’s-length” transactions for materials and equipment of the same quality available at the time, with due consideration of freight and other similar costs.

(b)                                The materials and equipment necessary for the Petroleum Operations may also be acquired from Sonangol and its Affiliates and/or any entity constituting Contractor and their Affiliates, under the following conditions:

(i)                                   The new materials and equipment, classified as category A, shall be invoiced at the vendor’s lowest price or at the international price in force.

This amount shall not be greater than the prices generally in force in normal “arm’s-length sales” transactions on the open market.

(ii)                                Used materials and equipment which are in good condition and which can be reused without the need for repair shall be considered as category B and charged at seventy-five percent (75%) of the current price of the material and equipment set out in sub-paragraph b(i).

(iii)                             Materials and equipment which cannot be considered as category B but which:

(A)                             after general repair may be used for its original purpose as good second hand materials and equipment;

(B)                               may be used for its original purpose but for which its repair is not recommendable,

shall be classified as category C and charged at fifty percent (50%) of the current price of material and equipment set out in sub-paragraph b(i).

(iv)                              An amount compatible with their use will be attributed to materials and equipment which cannot be classified as category B or C.

(v)                                 When the use of materials and equipment is temporary and their application on the Petroleum Operations does not justify the reduction in price under the terms indicated in sub-paragraphs b(i) and b(ii), they will be debited on the basis of their utilization.

(c)                                  Insofar as it is necessary for the purposes of the prudent, efficient and economic conduct of the Petroleum Operations, materials and equipment for use on the Petroleum Operations shall only be purchased or supplied on the basis of a foreseeable and reasonable use and any excessive accumulation of stock shall be avoided.

(d)                                 In the case of materials and equipment supplied by Sonangol and its Affiliates and/or any entity constituting Contractor and their Affiliates, they will not guarantee such materials and equipment beyond the guarantee of the supplier or manufacturer of such materials and equipment and in the case of defective materials and equipment, any adjustments received by Sonangol and its Affiliates and/or any entity constituting Contractor and their Affiliates from suppliers or from manufacturers, shall be credited to the Joint Account pursuant to the provisions of the Petroleum Activities Tax Law.

Article 3
(Calculation and accounting rules for abandonment costs)

For the purposes of deductibility under the terms of point III of item (d) of number 2 of Article 23 of the Petroleum Activities Tax Law, the calculation and accounting of the abandonment costs shall be made according to the terms set forth in the following sub-paragraphs:

(a)                                  no later than ninety (90) days before the beginning of the Year for which Operator forecasts that the cumulative production of the Contract Area will lead to a situation in which the recoverable reserves at the end of the Year in question represent less than:

(i)                                   fifty percent (50%) of the declared recoverable reserves under fifty (50) million Barrels;

or

(ii)                                thirty percent (30%) of the declared recoverable reserves above fifty (50) million Barrels but not more than one hundred (100) million Barrels;

or

(iii)                               twenty-five percent (25%) of the declared recoverable reserves above one hundred (100 million) Barrels,

Operator shall provide Sonangol with a technical study for the alternative possibilities of abandonment and its best calculations of the estimated abandonment costs of the Contract Area for approval purposes;

(b)                                 the estimate referred in the previous sub-paragraph shall be up-to-date and inflated by reference to the estimated date for the execution of the abandonment operations in the Contract Area;

(c)                                  following the approval of Sonangol and commencing in the Year referred to in sub-paragraph (a) above, Operator shall calculate the deductible abandonment costs quarterly using the method of the production unit, in accordance with the following formula:

Quarterly production	Total approved abandonment		Abandonment costs quarterly

(MMBBLS) Declared recoverable reserves (MMBBLS) minus the cumulative Production up to beginning of the Quarter (MMBBLS)	X	costs minus the amounts paid pursuant to subparagraph(e) below	=	recoverable

(d)                                the amount calculated under sub-paragraph (c) above shall be imputed to the expenditures for the Contract Area in accordance with the Petroleum Activities Tax Law;

(e)                                 an amount which is equivalent to the amount calculated in accordance with sub-paragraph (c) above shall be paid by Contractor to Sonangol not later than thirty (30) days after the end of the Quarter in question;

(f)                                   no later than ninety (90) days before the beginning of each subsequent Year, Contractor may submit to Sonangol a revised estimate of the abandonment costs and declared recoverable reserves which, once approved by Sonangol, shall be used in the ensuing Year for the purposes of calculating the recoverable abandonment costs under sub-paragraphs  (c) and (e) above.

Article 4
(Rules on strategic materials reserves)

The materials classified by Operator as strategic spare parts, which constitute a security stock for guaranteeing the satisfactory carrying out of the Petroleum Operations, will be imputed to the Petroleum Operations in accordance with the following conditions:

(a)                                 Operator shall submit to Sonangol a list of the materials classified as strategic spare parts, for the purposes of the approval of the respective classification;

(b)                                The materials referred to in the previous sub-paragraph shall be registered in the accounts at the time of their acquisition under their own sub-heading of “Stock” as set out in Article 23.2 (f) of the Petroleum Activities Tax Law;

(c)                                 Their imputation for deductibility established under the Petroleum Activities Tax Law shall be made on the basis of their specific use for replacement or after four (4) Years starting from the Year of acquisition, whichever occurs earlier;

(d)                                In the case of the imputation referred to in sub-paragraph (c) above where four (4) Years starting from the Year of acquisition have elapsed, such imputation in respect of materials not used on the Petroleum Operations shall only be made with the prior and timely approval of Sonangol.

Article 5
(Registration and evaluation of assets)

5.1                               Contractor shall keep detailed records of assets in use on the Petroleum Operations, in accordance with the standard practices of Exploration and Production activity in the international petroleum industry and shall provide Sonangol with a full and detailed annual report on these assets under the “Petroleum Operations Information System (SlOP).”

5.2                               At reasonable intervals and at least once a Year, a full inventory of assets in use on the Petroleum Operations shall be made by Contractor under the Agreement.

Contractor shall notify Sonangol thirty (30) days in advance of its intention to carry out the inventory in order for Sonangol to be in a position to exercise its right to be represented at the time of the carrying out of the inventory.

5.3                               The inventory procedures established by Contractor shall be notified to Sonangol at the same time as Contractor notifies Sonangol of its intention to carry out the inventories so that that any recommendations which Sonangol considers necessary in connection with the carrying out of inventories on assets belonging to it can be taken into account in these procedures.

5.4                               Special inventories may be carried out at the request of the assignor where an assignment takes place under the Agreement, provided that the costs of carrying out the inventory are borne by such assignor.

Article 6
(Reports)

Contractor shall prepare and submit to Sonangol the financial, statistical, technical and personnel reports in accordance with the procedures set out in the “Petroleum Operations Information System (SlOP)”.

Article 7
(Revision of accounting and financial procedures)

The provisions set out in this Annex may be amended by mutual agreement of Sonangol and Contractor, provided that such amendments do not contravene the provisions of the “Petroleum Operations Information System (SlOP)”. Amendments shall be made in writing and shall mention the date upon which they become effective.

Article 8
(Contractual conflicts)

In the case of any conflict between the provisions set out in this Annex and the provisions set out in the Agreement, the provisions of the Agreement shall prevail.

Annex D - Corporate Guarantee

This Annex is an integral part of the Risk Services Agreement (the “Agreement”) dated February 24, 2010, entered into by Sonangol, as one Party, and by Cobalt, Nazaki, Sonangol P&P and Alper, as the other Party, as provided in Article 2 of the Agreement.

To
Sociedade Nacional de Combustíveis de Angola
- Empresa Pública (Sonangol, E.P.)
Rua Raínha Ginga, 29-32, 20th Floor
Luanda
Angola

, (“Parent Company”) represented by                               hereby declares that                                (“Local Company”) is an Affiliate of the Parent Company.

Parent Company is fully aware of the content of the Risk Services Agreement for Block. 21 (the “Agreement”) entered into by Sociedade National de Combustiveis de Angola — Empresa Pública (Sonangol, E.P.) (“Sonangol”) and the Local Company and others, and of the Concession Decree-Law of the Council of Ministers which approved the Agreement, the provisions of which it acknowledges and accepts.

Parent Company unconditionally guarantees to Sonangol the full and prompt fulfilment of the obligations assumed under the Agreement by Local Company, and its Affiliated successors or Affiliated assignees, waiving all benefits or rights which may, under the Law, in any manner, limit, restrict or annul its obligations under this Guarantee.

This Guarantee will not be reduced or in any manner affected by any delay or failure of Sonangol to enforce its rights, nor by bankruptcy or dissolution of Local Company.

This Guarantee constitutes an integral part of the Agreement entered into by Sonangol and Local Company and others, as stated and referred to in Article 20 of the said Agreement.

If Local Company should fail in fulfilling any of its obligations under the Agreement, and if Sonangol shall have communicated in writing to Local Company such failure and the latter has not remedied or taken the necessary steps to remedy such failures or deficiencies, within a reasonable period of time, considering the nature of such failures or deficiencies, then Sonangol may demand of Parent Company the fulfilment of such obligations in default.

Sonangol ‘s demand must be made by letter delivered to Parent Company which shall include a description of Local Company’s unfulfilled obligations and a statement of the amount to be paid or the actions to be taken by Parent Company as a consequence of such default.

Any disputes arising under this Guarantee shall be settled in accordance with the arbitration provisions contained in the Agreement.

Parent Company

By:

Title:

Date:

Agreed:

Sociedade Nacional de Combustí  veis de Angola

- Empresa Pública (Sonangol, E.P.)

By:

Title:

Date:

Annex E - Financial Guarantee

This Annex is an integral part of the Risk Services Agreement February 24, 2010, entered into by Sociedade Nacional de Combustíveis de Angola - Empresa Pública - (Sonangol, E.P.), as one Party, and by                       , as the other Party, as provided in Article 2 of the Agreement.

To
Sociedade Nacional de Combustíveis de Angola
- Empresa Pública - (Sonangol, E.P.)
Rua Raínha Ginga, 29-32, 20th Floor
Luanda
Angola

We the undersigned               (“Bank”), whose registered office is located at                     , represented by                     , hereby issue our irrevocable standby Letter of Credit Nr.              as follows:

We hereby authorize you to draw on us, for the account of                       , with head office in                                             (“Company”) up to an aggregate amount of [          ] million U.S. Dollars (USD            ) in accordance with the conditions herein stipulated.

1.                                       Any drafts issued pursuant to this Letter of Credit shall be accepted to the extent that Company has failed to comply with its obligations in respect of the Initial Exploration Phase as provided in Article 14, paragraphs 1 and/or 6, of the Risk Services Agreement for Block 21 dated             2009 between yourselves and Company (the “Agreement”), which Initial Exploration Phase expires on             , (unless it is extended) as provided in Article 6, paragraph 1, of the Agreement.

2.                                       Any withdrawals under this Letter of Credit shall be made prior to                        by signed drafts drawn on                       branch and shall be accompanied by Sonangol E.P.’s written statement certifying that:

(a)                                 Company has failed to perform its aforementioned obligations for which Sonangol has not previously drawn under this Letter of Credit;

(b)                                the amount of the claim represents the obligation which Contractor has failed to perform as specified in Article 14 of the Agreement;

(c)                                 Company has not paid to Sonangol the amount claimed.

3.                                      Any withdrawal under this Letter of Credit must also be accompanied by copy of a letter from Sonangol, E.P. to Company including:

(a)                                 a description of the unfulfilled obligations and the amount to be paid by Company as a consequence of such default;

(b)                                a statement of Sonangol’s intention to draw on the Letter of Credit once thirty (30) days have elapsed from the date of receipt of the letter;

(c)                                 acknowledgment by Company of receipt of the notification.

4.                                      This Letter of Credit shall be reduced as provided in Article 20.4 of the Agreement.

Each of such reductions is to be evidenced by written statement to be submitted by Company to Bank which statement shall indicate that Sonangol, E.P. has approved the amount of the reduction being requested.

5.                                      This Letter of Credit shall become effective on             , and expire on             , or at such earlier time as the total of the authorized reductions equal the original amount guaranteed hereunder or when the obligations referred to above have been fulfilled, whichever first occurs.

6.                                      All documents will be submitted to                      - branch which shall make the corresponding payments when and if the terms and conditions stipulated in this Letter of Credit have been totally satisfied.

7.                                      This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600.  This Letter of Credit shall be governed and interpreted in accordance with              law and is subject to the exclusive jurisdiction of the courts of              .

We hereby undertake to Sonangol, E.P that all drafts under and in compliance with the terms of this Letter of Credit will be duly honored if issued and presented for payment on or before the expiration date, as provided in paragraph 5 of this Letter of Credit.

Bank